Exhibit 4.1

NEXSTAR BROADCASTING, INC.,

and

THE GUARANTORS PARTY HERETO

6 7/8% SENIOR NOTES DUE 2020

INDENTURE

Dated as of November 9, 2012

The Bank of New York Mellon,

as Trustee

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.05
(b)	12.03
(c)	12.03
313(a)	7.06
(b)(1)	N.A.
(b)(2)	7.06; 7.07
(c)	7.06; 14.02
(d)	7.06
314(a)	12.02; 12.05
(b)	10.05
(c)(1)	12.04
(c)(2)	12.04
(c)(3)	N.A.
(d)	10.05
(e)	12.05
(f)	N.A.
315(a)	7.01
(b)	7.05, 14.02
(c)(1)	7.01
(c)(2)	7.01
(e)	6.14
316(a) (last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	2.12; 9.04
317(a)(1)	6.08
(a)(2)	6.12
(b)	2.04
318(a)	12.01
(b)	N.A.
(c)	12.04

N.A. means not applicable.

*	This Cross Reference Table is not part of this Indenture.

i

EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF SUPPLEMENTAL INDENTURE

INDENTURE dated as of November 9, 2012, among Nexstar Broadcasting, Inc., a Delaware corporation (the “Issuer”), Nexstar Broadcasting Group, Inc., a Delaware corporation (“Parent”), as a guarantor, Mission Broadcasting, Inc., a Delaware corporation (“Mission”), as a guarantor, and The Bank of New York Mellon, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer has duly authorized the execution and delivery of this Indenture to provide for the issuance of (i) $250,000,000 of 6 7/8% Senior Notes due 2020 (the “Initial Notes”) and (ii) if and when issued, an unlimited principal amount of additional notes having identical terms and conditions as the Initial Notes, other than issue date, issue price and the first interest payment date (the “Additional Notes” and, together with the Initial Notes, the “Notes”);

WHEREAS, all acts and things necessary have been done to make (i) the Notes, when executed by the Issuer and authenticated and delivered hereunder and duly issued by the Issuer, the valid and legally binding obligations of the Issuer and (ii) this Indenture a valid and legally binding agreement of the Issuer and each of the Guarantors in accordance with the terms of this Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of all Holders of the Notes as follows:

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01	Definitions.

“144A Global Note” means a global note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that shall be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“2014 Notes” means the (1) the 7% Senior Subordinated Notes due 2014 issued pursuant to an Indenture, dated as of December 30, 2003, among the Issuer, Mission, as initial guarantor, and The Bank of New York Mellon, as trustee, as supplemented or amended to date, and (2) the 7% Senior Subordinated PIK Notes due 2014 issued pursuant to an Indenture, dated as of March 30, 2009, among the Issuer, Mission, as initial guarantor, and The Bank of New York Mellon, as trustee, as supplemented or amended to date.

“2017 Notes” means the 8.875% Senior Secured Second Lien Notes due 2017 issued pursuant to an Indenture, dated as of April 19, 2010, among the Issuer, Mission, the guarantors party thereto, and The Bank of New York Mellon, as trustee and collateral agent.

“ABRY” means, collectively, ABRY Broadcast Partners II, L.P., ABRY Broadcast Partners III, L.P. and ABRY Partners, LLC, and funds or partnerships related to, or managed or advised by any of them or any Affiliate of any of them.

“Acquired Indebtedness” means Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, or (2) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with such Person becoming a Restricted Subsidiary of the Issuer or such acquisition or (3) of a Person at the time such Person merges with or into or consolidates or otherwise combines with the Issuer or any Restricted Subsidiary. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets and, with respect to clause (3) of the preceding sentence, on the date of the relevant merger, consolidation or other combination.

“Acquisition” means the acquisition of certain television station assets and Inergize Digital media operations from Newport Television LLC and Newport Television License LLC by the Issuer and Mission.

“Acquisition Debt” means Indebtedness the proceeds of which are utilized solely to (x) acquire all or substantially all of the assets or a majority of the Voting Stock of an existing television broadcasting business franchise or station or (y) finance an LMA (including to repay or refinance Indebtedness or other obligations incurred in connection with such acquisition or LMA, as the case may be, and to pay related fees and expenses).

“Additional Assets” means:

(i) any property or assets (other than Capital Stock) used or to be used by the Issuer, a Restricted Subsidiary or otherwise useful in a Similar Business (it being understood that capital expenditures on property or assets already used in a Similar Business or to replace any property or assets that are the subject of such Asset Disposition shall be deemed an investment in Additional Assets);

(ii) the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Issuer or a Restricted Subsidiary of the Issuer; or

(iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Issuer.

“Additional Interest” means all additional interest then owning pursuant to the Registration Rights Agreement.

“Additional Notes” means an unlimited aggregate principal amount of Notes (other than the Initial Notes and other than Exchange Notes issued in exchange for such Initial Notes) issued under this Indenture in accordance with Section 2.02, 4.09 and 4.12 hereof, as part of the same series as the Initial Notes, it being understood that any Notes issued in exchange for or replacement of any Initial Notes shall not be Additional Notes.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Premium” means the greater of (A) 1.0% of the principal amount of such Note and (B) on any redemption date, the excess (to the extent positive) of:

(i) the present value at such redemption date of (i) the redemption price of such Note at November 15, 2015 (such redemption price (expressed in percentage of principal amount) being set forth in the table appearing in Section 3.07(c) (excluding accrued but unpaid interest)), plus (ii) all required interest payments due on such Note to and including such date set forth in clause (i) (excluding accrued but unpaid interest), computed upon the redemption date using a discount rate equal to the Treasury Rate at such redemption date plus 50 basis points; over

(ii) the then outstanding principal amount of such Note;

in each case, as calculated by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Disposition” means:

(a) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Leaseback Transaction) of the Issuer (other than Capital Stock of the Issuer) or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(b) the issuance or sale of Capital Stock of any Restricted Subsidiary (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 4.09 hereof or directors’ qualifying shares and shares issued to foreign nationals as required under applicable law), whether in a single transaction or a series of related transactions;

in each case, other than:

(1)	a disposition by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

(2)	a disposition of cash or Cash Equivalents;

(3)	a disposition of inventory or other assets in the ordinary course of business;

(4)	a disposition of obsolete, surplus or worn out equipment or other assets or equipment or other assets that are no longer useful in the conduct of the business of the Issuer and its Restricted Subsidiaries;

(5)	transactions permitted under Section 5.01 hereof or a transaction that constitutes a Change of Control;

(6)	an issuance of Capital Stock by a Restricted Subsidiary to the Issuer or to another Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors;

(7)	any dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by the Issuer) of less than $15.0 million;

(8)	any Restricted Payment that is permitted to be made, and is made, under Section 4.07 hereof and the making of any Permitted Payment or Permitted Investment or, solely for purposes of Section 4.10(a)(3) hereof, asset sales, the proceeds of which are used to make such Restricted Payments or Permitted Investments;

(9)	dispositions in connection with Permitted Liens;

(10)	dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(11)	the licensing or sub-licensing of intellectual property or other general intangibles and licenses, sub-licenses, leases or subleases of other property, in each case, in the ordinary course of business;

(12)	foreclosure, condemnation or any similar action with respect to any property or other assets;

(13)	the sale or discount (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable;

(14)	any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;

(15)	any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Issuer or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(16)	to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(17)	any financing transaction with respect to property constructed, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Leaseback Transactions and asset securitizations, permitted by this Indenture;

(18)	any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; and

(19)	any disposition of any Non-Core Asset.

“Associate” means (i) any Person engaged in a Similar Business of which the Issuer or its Restricted Subsidiaries are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock and (ii) any joint venture entered into by the Issuer or any Restricted Subsidiary of the Issuer.

“Bankruptcy Law” means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law or foreign law relating to bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means (1) with respect to the Issuer or any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (2) with respect to any partnership, the board of directors or other governing body of the general partner of the partnership or any duly authorized committee thereof; and (3) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval).

“Board Resolution” means a resolution certified by the Secretary or an Assistant Secretary of the Issuer to have been duly adopted by the Board of Directors of the Issuer and to be in full force and effect on the date of such certification.

“Broker-Dealer” has the meaning set forth in the Registration Rights Agreement.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, or the place of payment on the Notes in the United States are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants, options or depositary receipts for, or other equivalents of or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes on the basis of GAAP. The amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation at the time any determination thereof is to be made as determined on the basis of GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1) (a) United States dollars or (b) any other foreign currency held by the Issuer and the Restricted Subsidiaries in the ordinary course of business;

(2) securities issued or directly and fully Guaranteed or insured by the United States or Canadian governments or, in each case, any agency or instrumentality of thereof (provided that the full faith and credit of such country is pledged in support thereof), having maturities of not more than two years from the date of acquisition;

(3) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any lender to the Credit Agreements or by any bank or trust company (a) whose commercial paper is rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (b) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of $100 million;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;

(5) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization, if both of the two named rating agencies cease publishing ratings of investments or, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt, and in any case maturing within one year after the date of acquisition thereof;

(6) readily marketable direct obligations issued by any state of the United States of America, any province of Canada or any political subdivision thereof, in each case, having one of the two highest rating categories obtainable from either Moody’s or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of not more than two years from the date of acquisition; and

(7) interests in any investment company, money market or enhanced high yield fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (6) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above, provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within 10 Business Days following the receipt of such amounts.

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default): ACH transactions, treasury and/or cash management services, including, without limitation, controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services.

“Change of Control” means:

(1) the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Issue Date), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Issuer;

(2) the sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole to a Person, other than a Restricted Subsidiary or one or more Permitted Holders; or

(3) the adoption of a plan relating to the liquidation or dissolution of the Issuer.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Clearstream” means Clearstream Banking, Société Anonyme.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including amortization of deferred financing fees of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” for any period means the Consolidated Net Income for such period:

(1) increased (without duplication) by:

(a) provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(b) Fixed Charges of such Person for such period (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities, plus amounts excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (w), (x) and (y) in clause (1) thereof, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Notes and the Credit Agreements, and (ii) any amendment or other modification of the Notes or the Credit Agreements, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e) other than for the purpose of determining the amount available for Restricted Payments under Section 4.07(a)(C)(i) hereof, the amount of any restructuring charge or reserve, integration cost or other business optimization expense or cost associated with establishing new facilities that is deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date and costs related to the closure and/or consolidation of facilities; provided that the aggregate amount of cash charges and cash costs that are included in this clause (e) shall not exceed 10% of Consolidated EBITDA in any four quarter period; plus

(f) any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including any impairment charges or the impact of purchase accounting, (excluding any such non-cash charge, write-down or item to the extent it represents an accrual or reserve for a cash expenditure for a future period) less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period); plus

(g) other than for the purpose of determining the amount available for Restricted Payments under Section 4.07(a)(C)(i) hereof, the amount of net cost savings or any contractual retransmission revenue projected by the Issuer in good faith to be realized in connection with any Investment, acquisition, disposition, merger, consolidation, reorganization or restructuring (each, a “Specified Transaction”), taken or initiated prior to or during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized or expected to be realized prior to or during such period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable, (y) such actions have been taken or shall be taken within 12 months of the date of such Specified Transaction, and (z) the aggregate amount of such cost savings that are included in this clause (g) shall not (1) in the case of any cost savings in connection with any reorganization or restructuring, exceed $5.0 million in any four quarter period and (2) in all other cases, exceed 10% of Consolidated EBITDA in any single Specified Transaction and shall not exceed 20% of Consolidated EBITDA in any four quarter period; plus

(h) any costs or expense incurred by the Issuer or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Equity Interest of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in Section 4.07(a)(C)(iii) hereof; plus

(i) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(j) any net loss included in the consolidated financial statements due to the application of Accounting Standard Codification Topic 810 and related pronouncements; plus

(k) realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Issuer and its Restricted Subsidiaries; and

(l) net realized losses from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements;

(2) decreased (without duplication) by: (a) (i) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period, (ii) any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period and (iii) programming rights payments made during such prior period; plus (b) realized foreign exchange income or gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Issuer and its Restricted Subsidiaries; plus (c) any net realized income or gains from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements, plus (d) any net income included in the consolidated financial statements due to the application of Accounting Standard Codification Topic 810 and related pronouncements; and

(3) increased or decreased (without duplication) by, as applicable, any adjustments resulting for the application of Accounting Standards Codification Topic 460 or any comparable regulation.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (v) accretion or accrual of discounted liabilities other than Indebtedness, (w) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees, and (z) interest with respect to Indebtedness of any Parent of such Person appearing upon the balance sheet of such Person solely by reason of push-down accounting under GAAP); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (loss) of the Issuer and its Restricted Subsidiaries determined on a consolidated basis on the basis of GAAP; provided, however, that there shall not be included in such Consolidated Net Income:

(1) subject to the limitations contained in clause (3) below, any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that the Issuer’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Person during such period to the Issuer or a Restricted Subsidiary as a dividend or other distribution or return on investment (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (2) below);

(2) solely for the purpose of determining the amount available for Restricted Payments under Section 4.07(a)(C)(i) hereof, any net income (loss) of any Restricted Subsidiary (other than Guarantors) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Issuer or a Guarantor by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released, (b) restrictions pursuant to the Notes or this Indenture), except that the Issuer’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Issuer or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);

(3) any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations of the Issuer or any Restricted Subsidiaries (including pursuant to any sale/leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by an Officer or the Board of Directors of the Issuer);

(4) any extraordinary, exceptional, unusual or nonrecurring gain, loss, charge or expense or any charges, expenses or reserves in respect of any restructuring, redundancy or severance expense;

(5) the cumulative effect of a change in accounting principles;

(6) any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions and (ii) income (loss) attributable to deferred compensation plans or trusts shall be excluded;

(7) all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(8) any unrealized gains or losses in respect of Hedging Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations;

(9) any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(10) any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Issuer or any Restricted Subsidiary owing to the Issuer or any Restricted Subsidiary;

(11) any purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Issuer and the Restricted Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(12) any goodwill or other intangible asset impairment charge or write-off;

(13) any after-tax effect of income (loss) from the early extinguishment or cancellation of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded;

(14) accruals and reserves that are established within twelve months after the Issue Date that are so required to be established as a result of the Transactions in accordance with GAAP, shall be excluded;

(15) any net unrealized gains and losses resulting from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standards Codification Topic 815 and related pronouncements shall be excluded; and

(16) the amount of any expense to the extent a corresponding amount is received in cash by the Issuer and the Restricted Subsidiaries from a Person other than the Issuer or any Restricted Subsidiaries under any agreement providing for reimbursement of any such expense, provided such reimbursement payment has not been included in determining Consolidated Net Income (it being understood that if the amounts received in cash under any such agreement in any period exceed the amount of expense in respect of such period, such excess amounts received may be carried forward and applied against expense in future periods).

“Consolidated Secured Leverage” means the sum of the aggregate outstanding Secured Indebtedness for borrowed money, obligations in respect of Capitalized Lease Obligations, letters of credit (only to the extent of any unreimbursed drawings thereunder), debt obligations evidenced by promissory notes and similar instruments and any Guarantees in respect of any of the foregoing of the Issuer and its Restricted Subsidiaries.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Secured Leverage at such date to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Issuer are available, in each case with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Leverage Ratio;” provided that, for the purpose of determining Consolidated Secured Leverage, the aggregate amount of cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries shall be determined without giving pro forma effect to the proceeds of Indebtedness incurred on such date.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Issuer and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, obligations in respect of Capitalized Lease Obligations, letters of credit (only to the extent of any unreimbursed drawings thereunder), debt obligations evidenced by promissory notes and similar instruments and any Guarantees in respect of any of the foregoing, and (2) the aggregate amount of all outstanding Disqualified Stock of the Issuer and all Disqualified Stock and Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP; provided that Indebtedness of the Issuer and its Restricted Subsidiaries under any revolving credit facility or line of credit as at any date of determination shall be determined using the Average Quarterly Balance of such Indebtedness for the most recently ended four fiscal quarters for which internal financial statements are available as of such date of determination (the “Reference Period”). For purposes hereof, (a) the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Issuer, (b) “Average Quarterly Balance” means, with respect to any Indebtedness incurred by the Issuer or its Restricted Subsidiaries under a revolving facility or line of credit, the quotient of (x) the sum of each Individual Quarterly Balance for each fiscal quarter ended on or prior to such date of determination and included in the Reference Period divided by (y) 4, and (c) “Individual Quarterly Balance” means, with respect to any Indebtedness incurred by the Issuer or its Restricted Subsidiaries under a revolving credit facility or line of credit during any fiscal quarter of the Issuer, the quotient of (x) the sum of the aggregate outstanding principal amount of all such Indebtedness at the end of each day of such quarter divided by (y) the number of days in such fiscal quarter.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Corporate Trust Office of the Trustee” means the principal office of the Trustee at which at any time its corporate trust business shall be administered, which office at the date hereof is located at 101 Barclay Street, Floor 8 West, New York, New York 10286, Attention: Corporate Trust Administration, or such other address as the Trustee may designate from time to time by notice to the Holders and the Issuer, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Issuer).

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Credit Agreements” means (1) that certain Fourth Amended and Restated Credit Agreement, dated April 1, 2005, as amended by that certain First Amendment to Fourth Amended and Restated Credit Agreement, dated as of October 18, 2005, that certain Second Amendment to Fourth Amended and Restated Credit Agreement, dated as of October 8, 2009, that certain Third Amendment to Fourth Amended and Restated Credit Agreement, dated as of April 19, 2010, that certain Fourth Amendment to Fourth Amended and Restated Credit Agreement dated as of April 15, 2011, that certain Fifth Amendment to Fourth Amended and Restated Credit Agreement, dated as of July 29, 2011, that certain Sixth Amendment to Fourth Amended and Restated Credit Agreement, dated September 19, 2012, and that certain Seventh Amendment to Fourth Amended and Restated Credit Agreement, dated October 23, 2012 by and among the Issuer, the guarantors party thereto, Bank of America, N.A., as administrative agent and as syndication agent, and the other lenders party thereto, together with the related documents thereto (including the revolving loans thereunder, any letters of credit and reimbursement obligations related thereto, any Guarantees and security documents), as may be further amended, extended, renewed, restated, refunded, replaced, restructured, refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any one or more agreements (and related documents) governing Indebtedness, including indentures, incurred to refinance, amend, extend, renew, restate, refund, replace, restructure, supplement, modify, substitute, supplement, replace or add to (including increasing the amount available for borrowing or adding or removing any Person as a borrower, issuer or guarantor thereunder), in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement, refinance to different lenders or one or more successors to the Credit Agreement or one or more new credit agreements; (2) that certain Third Amended and Restated Credit Agreement, dated April 1, 2005, as amended by that certain First Amendment to Third Amended and Restated Credit Agreement, dated as of October 8, 2009, that certain Second Amendment to Third Amended and Restated Credit Agreement, dated as of April 19, 2010, that certain Third Amendment to Third Amended and Restated Credit Agreement, dated as of July 29, 2011, that certain Fourth Amendment to Third Amended and Restated Credit Agreement, dated September 19, 2012, and that certain Fifth Amendment to Third Amended and Restated Credit Agreement, dated October 23, 2012, by and among Mission, the guarantors party thereto, Bank of America, N.A., as administrative agent and as syndication agent, and the other lenders party thereto, together with the related documents thereto (including the revolving loans thereunder, any letters of credit and reimbursement obligations related thereto, any Guarantees and security documents), as may be further amended, extended, renewed, restated, refunded, replaced, restructured, refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any one or more agreements (and related documents) governing Indebtedness, including indentures, incurred to refinance, amend, extend, renew, restate, refund, replace, restructure, supplement, modify, substitute, supplement, replace or add to (including increasing the amount available for borrowing or adding or removing any Person as a borrower, issuer or guarantor thereunder), in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement, refinance to different lenders or one or more successors to the Credit Agreement or one or more new credit agreements; (3) that certain credit agreement to be entered into by and among the Issuer, the guarantors identified therein, the senior lenders (as identified therein), and Bank of America, N.A., as administrative agent and collateral agent, together with the related documents thereto (including the revolving loans thereunder, any letters of credit and reimbursement obligations related thereto, any Guarantees and security documents), as amended, extended, renewed, restated, refunded, replaced, restructured, refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions)

from time to time, and any one or more agreements (and related documents) governing Indebtedness, including indentures, incurred to refinance, amend, extend, renew, restate, refund, replace, restructure, modify, substitute, supplement, replace or add to (including increasing the amount available for borrowing or adding or removing any Person as a borrower, issuer or guarantor thereunder), in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement, refinance to different lenders or one or more successors to the Credit Agreement or one or more new credit agreements and (4) that certain credit agreement to be entered into by and among Mission, the guarantors identified therein, the senior lenders (as identified therein), and Bank of America, N.A., as administrative agent and collateral agent, together with the related documents thereto (including the revolving loans thereunder, any letters of credit and reimbursement obligations related thereto, any Guarantees and security documents), as amended, extended, renewed, restated, refunded, replaced, restructured, refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any one or more agreements (and related documents) governing Indebtedness, including indentures, incurred to refinance, amend, extend, renew, restate, refund, replace, restructure, modify, substitute, supplement, replace or add to (including increasing the amount available for borrowing or adding or removing any Person as a borrower, issuer or guarantor thereunder), in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement, refinance to different lenders or one or more successors to the Credit Agreement or one or more new credit agreements.

“Credit Facility” means one or more debt facilities, indentures or other arrangements (including the Credit Agreements or commercial paper facilities, receivables financing and overdraft facilities) with banks, other financial institutions or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under the original Credit Agreements or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (1) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Issuer or the Mission Entities as additional borrowers or guarantors thereunder, (3) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder, (4) changing the administrative agent or lenders or (5) otherwise altering the terms and conditions thereof.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default shall be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Issuer) of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration shall no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 4.10 hereof.

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors of the Issuer having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors of the Issuer shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Issuer or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1) matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise; or

(2) is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the Stated Maturity of the Notes or (b) the date on which there are no Notes outstanding; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with Section 4.07 hereof; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

“DTC” means The Depository Trust Company or any successor securities clearing agency.

“Equity Offering” means (x) a sale of Capital Stock of the Issuer (other than Disqualified Stock) other than offerings registered on Form S-4 or Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions, or (y) the sale of Capital Stock or other securities by a Parent, the proceeds of which are contributed to the equity (other than through the issuance of Disqualified Stock or through an Excluded Contribution) of the Issuer.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Exchange Notes” means the debt securities of the Issuer issued pursuant to this Indenture in exchange for, and in an aggregate principal amount equal to, the Notes, in compliance with the terms of the Registration Rights Agreement.

“Exchange Offer” has the meaning set forth in the Registration Rights Agreement.

“Exchange Offer Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Excluded Contribution” means Net Cash Proceeds or property or assets received by the Issuer as capital contributions to the equity (other than through the issuance of Disqualified Stock) of the Issuer after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any Subsidiary of the Issuer for the benefit of their employees to the extent funded by the Issuer or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of the Issuer, to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Issuer.

“fair market value” may be conclusively established by means of an Officer’s Certificate or resolutions of the Board of Directors of the Issuer setting out such fair market value as determined by such Officer or such Board of Directors in good faith.

“FCC” means the Federal Communications Commission or any governmental authority succeeding to the Federal Communications Commission.

“Fiscal Year” means a calendar year.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1) Consolidated Interest Expense of such Person for such Period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of any Subsidiary of such Person during such period; and

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during this period.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia, and any Subsidiary of such Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the date of any calculation or determination required hereunder. Except as otherwise set forth in this Indenture, all ratios and calculations based on GAAP contained in this Indenture shall be computed in accordance with GAAP. At any time after the Issue Date, the Issuer may elect to establish that GAAP shall mean GAAP as in effect on the date of such election; provided that any such election, once made, shall be irrevocable. At any time after the Issue Date, the Issuer may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Indenture), including as to the ability of the Issuer to make an election pursuant to the previous sentence; provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in this Indenture that require the application of GAAP for periods that include fiscal quarters ended prior to the Issuer’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP; provided, further again, that the Issuer may only make such election if it also elects to report any subsequent financial reports required to be made by the Issuer, including pursuant to Section 13 or Section 15(d) of the Exchange Act and Section 4.03 hereof in IFRS. The Issuer shall give notice of any such election made in accordance with this definition to the Trustee and the Holders.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto issued in accordance with Sections 2.01, 2.06(b)(4), 2.06(d)(2), 2.06(d)(3), or 2.06(f) hereof.

“Global Note Legend” means the legend set forth in Section 2.06(g)(1), which is required to be placed on all Global Notes issued under this Indenture.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2) entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means each of:

(1) any person that executes a Guarantee in accordance with the provisions of this Indenture, and their respective successors and assigns; and

(2) Parent; provided that such Guarantee by Parent shall only be a Guarantee of (a) the due and punctual payment of the principal of, premium, if any, and interest on the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal and premium, and, to the extent permitted by law, interest, and the due and punctual performance of all other financial obligations of the Issuer to the Holders or the Trustee all in accordance with the terms of this Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other financial obligations, that the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.

“Hedging Obligations” means, with respect to any person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contracts, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.

“Holder” means each Person in whose name the Notes are registered on the Registrar’s books, which shall initially be the respective nominee of DTC.

“Immaterial Subsidiary” means any Restricted Subsidiary that (i) has not guaranteed any other Indebtedness of the Issuer and (ii) has Total Assets together with all other Immaterial Subsidiaries (as determined in accordance with GAAP) and Consolidated EBITDA of less than 5.0% of the Issuer’s Total Assets and Consolidated EBITDA (measured, in the case of Total Assets, at the end of the most recent fiscal period for which internal financial statements are available and, in the case of Consolidated EBITDA, for the four quarters ended most recently for which internal financial statements are available, in each case measured on a pro forma basis giving effect to any acquisitions or depositions of Issuer, division or lines of business since such balance sheet date or the start of such four quarter period, as applicable, and on or prior to the date of acquisition of such Subsidiary).

“Incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal of indebtedness of such Person for borrowed money;

(2) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of Incurrence);

(4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(5) Capitalized Lease Obligations of such Person;

(6) the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness shall be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Issuer) and (b) the amount of such Indebtedness of such other Persons;

(8) Guarantees by such Person of the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and

(9) to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement).

The term “Indebtedness” shall not include any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Issue Date, any prepayments of deposits received from clients or customers in the ordinary course of business, or obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) Incurred prior to the Issue Date or in the ordinary course of business.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding. The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in this Indenture, and (other than with respect to letters of credit or Guarantees or Indebtedness specified in clause (7) above) shall equal the amount thereof that would appear on a balance sheet of such Person (excluding any notes thereto) prepared on the basis of GAAP.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i) Contingent Obligations Incurred in the ordinary course of business;

(ii) Cash Management Services;

(iii) in connection with the purchase by the Issuer or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner; or

(iv) for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” has the meaning assigned to it in the preamble to this Indenture.

“Independent Financial Advisor” means an investment banking or accounting firm of international standing or any third party appraiser of international standing; provided, however, that such firm or appraiser is not an Affiliate of the Issuer.

“Initial Purchasers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC, RBC Capital Markets, LLC, Credit Suisse Securities (USA) LLC and Wells Fargo Securities, LLC (each an “Initial Purchaser”).

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of GAAP; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business shall not be deemed to be an Investment. If the Issuer or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Issuer or any Restricted Subsidiary in such Person remaining after giving effect thereto shall be deemed to be a new Investment at such time.

For purposes of Section 4.07 and Section 4.17 hereof,

(1) “Investment” shall include the portion (proportionate to the Issuer’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Issuer at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Issuer in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

“Investment Grade” means (i) BBB- or higher by S&P; (ii) Baa3 or higher by Moody’s, or (iii) the equivalent of such ratings by S&P or Moody’s, or of another Nationally Recognized Statistical Ratings Organization.

“Investment Grade Status” shall occur when the Notes receive both of the following:

(1) a rating of “BBB-” or higher from S&P; and

(2) a rating of “Baa3” or higher from Moody’s;

or the equivalent of such rating by either such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization.

“Issue Date” means November 9, 2012.

“Issuer” means Nexstar Broadcasting, Inc., a Delaware corporation, until a successor Person shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Issuer” shall mean each such successor Person.

“Letter of Transmittal” means the letter of transmittal to be prepared by the Issuer and sent to all Holders of the Notes for use by such Holders in connection with the Exchange Offer.

“Leverage Ratio” as of any date of determination, means the ratio of:

(1) Consolidated Total Indebtedness of the Issuer and its Restricted Subsidiaries at the time of determination, to

(2) the Issuer’s Consolidated EBITDA for the most recently ended four full fiscal quarters for which financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur;

provided, however, that:

(a) if the Issuer or any Restricted Subsidiary has Incurred, repaid, repurchased, redeemed, retired, defeased or otherwise discharged any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Leverage Ratio involves an Incurrence, repayment, repurchase, redemption, retirement, defeasement or other discharge of Indebtedness, Indebtedness at the end of such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Incurrence, repayment, repurchase, redemption, retirement, defeasement or other discharge of Indebtedness as if such Indebtedness had been Incurred or repaid, repurchased, redeemed, retired, defeased or otherwise discharged on the first day of such period; provided, however, that the pro forma calculation shall not give effect to any Indebtedness Incurred on such date of determination pursuant to the provisions described in Section 4.09(b) hereof;

(b) if since the beginning of such period the Issuer or any Restricted Subsidiary shall have made any Asset Disposition or disposed of or discontinued any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Leverage Ratio includes such an Asset Disposition, Consolidated EBITDA, Consolidated Interest Expense and Indebtedness for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Asset Disposition, sale or discontinuation occurred on the first day of such period;

(c) if since the beginning of such period the Issuer or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary or is merged with or into the Issuer or a Restricted Subsidiary), execution of an LMA or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business or group of related assets or line of business, Consolidated EBITDA, Consolidated Interest Expense and Indebtedness for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment, execution or acquisition occurred on the first day of such period; and

(d) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) shall have Incurred any Indebtedness or discharged any Indebtedness or made any disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (a), (b) or (c) above if made by the Issuer or a Restricted Subsidiary during such period, Consolidated EBITDA, Consolidated Interest Expense and Indebtedness for such period shall be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

The pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any interest rate agreement applicable to such Indebtedness).

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“LMA” means a local marketing arrangement, joint sales agreement, time brokerage agreement, shared services agreement, management agreement or similar arrangement pursuant to which a Person, subject to customary preemption rights and other limitations (i) obtains the right to sell a portion of the advertising inventory of a television station of which a third party is the licensee, (ii) obtains the right to exhibit programming and sell advertising time during a portion of the air time of a television station or (iii) manages a portion of the operations of a television station.

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers, employees or consultants of any Parent, the Issuer or any Restricted Subsidiary:

(1) (a) in respect of travel, entertainment or moving related expenses Incurred in the ordinary course of business or (b) for purposes of funding any such person’s purchase of Capital Stock (or similar obligations) of the Issuer, its Subsidiaries or any Parent with (in the case of this sub-clause (b)) the approval of the Board of Directors;

(2) in respect of moving related expenses Incurred in connection with any closing or consolidation of any facility or office; or

(3) not exceeding $5.0 million in the aggregate outstanding at any time.

“Mission” means Mission Broadcasting, Inc., a Delaware corporation.

“Mission Entities” means Mission and any Person that is a direct or indirect Subsidiary of Mission Broadcasting, Inc.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Section 3(62) of the Exchange Act.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Taxes, and Related Taxes, paid or reasonably estimated to be required to be paid or accrued as a liability under GAAP (after taking into account any otherwise available tax credits or deductions of the Issuer (or any of their Subsidiaries) and any tax sharing agreements), as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which by applicable law be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders (other than any Parent, the Issuer or any of its respective Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4) the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Issuer or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Core Asset” means (i) assets that comprise or consist of the KBTV station, the FOX and Bounce TV affiliate in Beaumont-Port Arthur, Texas, and (ii) the property that comprise or consist of the WPTY station, the ABC affiliate in Memphis, Tennessee, and the WLMT station, the CW affiliate in Memphis, Tennessee.

“Non-Guarantor” means any Restricted Subsidiary that is not a Guarantor.

“Note Documents” means the Notes (including Additional Notes), the Guarantees and this Indenture.

“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture.

“Offering” means the offering of the Notes and the application of the proceeds thereof.

“Officer” means, with respect to any Person, (1) the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, any Vice President, the Treasurer, any Managing Director, or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” for the purposes of this Indenture by the Board of Directors of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person.

“Opinion of Counsel” means a written opinion from legal counsel reasonably satisfactory to the Trustee. The counsel may be an employee of or counsel to the Issuer or its Subsidiaries.

“Parent” means Nexstar Broadcasting Group, Inc. and any Person of which the Issuer at any time is or becomes a subsidiary after the Issue Date and any holding company established by any Permitted Holder for purposes of holding its investment in any Parent.

“Parent Expenses” means:

(1) costs (including all professional fees and expenses) Incurred by any Parent in connection with reporting obligations under or otherwise Incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, this Indenture or any other agreement or instrument relating to Indebtedness of the Issuer or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder;

(2) customary indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person to the extent relating to the Issuer and its Subsidiaries;

(3) obligations of any Parent in respect of director and officer insurance (including premiums therefor) to the extent relating to the Issuer and its Subsidiaries;

(4) general corporate overhead expenses, including professional fees and expenses and other operational expenses of any Parent related to the ownership or operation of the business of the Issuer or any of its Restricted Subsidiaries; and

(5) expenses Incurred by any Parent in connection with any public offering or other sale of Capital Stock or Indebtedness:

(x) where the net proceeds of such offering or sale are intended to be received by or contributed to the Issuer or a Restricted Subsidiary,

(y) in a pro-rated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed, or

(z) otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Issuer or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Pari Passu Indebtedness” means Indebtedness of the Issuer which ranks equally in right of payment to the Notes or any Guarantor if such Guarantee ranks equally in right of payment to the Guarantees of the Notes.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash, Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with Section 4.10 hereof

“Permitted Holders” means, collectively, (1) ABRY, (2) any one or more Persons, together with such Persons’ Affiliates, whose beneficial ownership constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture, (3) members of management of the Issuer (or its direct or indirect Parents), (4) any Person who is acting as an underwriter in connection with a public or private offering of Capital Stock of any Parent or the Issuer, acting in such capacity, and (5) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, ABRY and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Issuer or any of its Parents held by such group.

“Permitted Investment” means (in each case, by the Issuer or any of its Restricted Subsidiaries):

(1) Investments in (a) a Restricted Subsidiary (including the Capital Stock of a Restricted Subsidiary) or the Issuer or (b) a Person (including the Capital Stock of any such Person) that shall, upon the making of such Investment, become a Restricted Subsidiary;

(2) Investments in another Person if such Person is engaged in any Similar Business and as a result of such Investment such other Person is merged, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets to, the Issuer or a Restricted Subsidiary;

(3) Investments in cash or Cash Equivalents;

(4) Investments in receivables owing to the Issuer or any Restricted Subsidiary created or acquired in the ordinary course of business;

(5) Investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) Management Advances;

(7) Investments received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor or otherwise with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including an Asset Disposition;

(9) Investments existing or pursuant to agreements or arrangements in effect on the Issue Date and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment may not be increased except (a) as required by the terms of such Investment as in existence on the Issue Date or (b) as otherwise permitted under this Indenture;

(10) Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 4.09 hereof;

(11) pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 4.12 hereof;

(12) any Investment to the extent made using Capital Stock of the Issuer (other than Disqualified Stock) or Capital Stock of any Parent as consideration;

(13) any transaction to the extent constituting an Investment that is permitted and made in accordance with the provisions of Section 4.11(c) hereof (except those described in Section 4.11(c)(1), (3), (6), (7), (8), (11) and (13));

(14) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business and in accordance with this Indenture;

(15) (i) Guarantees not prohibited by Section 4.09 hereof and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business, and (ii) performance guarantees with respect to obligations incurred by the Issuer or any of its Restricted Subsidiaries that are permitted by this Indenture;

(16) Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by this Indenture;

(17) Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged into the Issuer or merged into or consolidated with a Restricted Subsidiary after the Issue Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(18) Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(19) contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Issuer;

(20) Investments in joint ventures and Unrestricted Subsidiaries having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause that are at the time outstanding, not to exceed the greater of (a) $20.0 million and (b) 2.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); and

(21) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (21) that are at that time outstanding, not to exceed the greater of (a) $20.0 million and (b) 2.0% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus the amount of any distributions, dividends, payments or other returns in respect of such Investments (without duplication for purposes of Section 4.07 hereof of any amounts applied pursuant to Section 4.07(a)(C) hereof); provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) or (2) of this definition and shall not be included as having been made pursuant to this clause (21).

“Permitted Liens” means, with respect to any Person:

(1) Liens on assets or property of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of any Restricted Subsidiary that is not a Guarantor;

(2) pledges, deposits or Liens under workmen’s compensation laws, unemployment insurance laws, social security laws or similar legislation, or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, or to secure surety, indemnity, judgment, appeal or performance bonds, guarantees of government contracts (or other similar bonds, instruments or obligations), or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case Incurred in the ordinary course of business;

(3) Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s and repairmen’s or other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;

(4) Liens for taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5) encumbrances, ground leases, easements (including reciprocal easement agreements), survey exceptions, or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Issuer and its Restricted Subsidiaries or to the ownership of their properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Issuer and its Restricted Subsidiaries;

(6) Liens (a) on assets or property of the Issuer or any Restricted Subsidiary securing Hedging Obligations or Cash Management Services permitted under this Indenture; (b) that are contractual rights of set-off or, in the case of clause (i) or (ii) below, other bankers’ Liens (i) relating to treasury, depository and cash management services or any automated clearing house transfers of funds in the ordinary course of business and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any Restricted Subsidiary in the ordinary course of business; (c) on cash accounts securing Indebtedness incurred under Section 4.09(b)(8)(c) with financial institutions; (d) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, consistent with past practice and not for speculative purposes; and/or (e) (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts and (iii) arising under customary general terms of the account bank in relation to any bank account maintained with such bank and attaching only to such account and the products and proceeds thereof , which Liens, in any event, do not to secure any Indebtedness;

(7) leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business;

(8) Liens arising out of judgments, decrees, orders or awards not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(9) Liens on assets or property of the Issuer or any Restricted Subsidiary for the purpose of securing Capitalized Lease Obligations or Purchase Money Obligations permitted by Section 4.09(b)(7); provided that any such Lien may not extend to any assets or property of the Issuer or any Restricted Subsidiary other than assets or property acquired, improved, constructed or leased with the proceeds of such Indebtedness and any improvements or accessions to such assets and property;

(10) Liens arising from Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(11) Liens existing on the Issue Date, excluding Liens securing the Credit Agreements;

(12) Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (or at the time the Issuer or a Restricted Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, consolidation or other business combination transaction with or into the Issuer or any Restricted Subsidiary); provided, however, that such Liens are not created, Incurred or assumed in anticipation of or in connection with such other Person becoming a Restricted Subsidiary (or such acquisition of such property, other assets or stock); provided, further, that such Liens are limited to all or part of the same property, other assets or stock (plus improvements, accession, proceeds or dividends or distributions in connection with the original property, other assets or stock) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

(13) Liens on assets or property of the Issuer or any Restricted Subsidiary securing Indebtedness or other obligations of the Issuer or such Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary, or Liens in favor of the Issuer or any Restricted Subsidiary;

(14) Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under this Indenture; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is or could be the security for or subject to a Permitted Lien hereunder;

(15) (a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Issuer or any Restricted Subsidiary of the Issuer has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;

(16) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(17) Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(18) Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(19) Liens securing Indebtedness permitted to be Incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of this Indenture to be Incurred pursuant to Section 4.09(b)(1);

(20) Liens Incurred to secure Obligations in respect of any Indebtedness permitted by Section 4.09(b)(7);

(21) Liens on Capital Stock or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;

(22) Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(23) Liens on equipment of the Issuer or any Restricted Subsidiary and located on the premises of any client or supplier in the ordinary course of business;

(24) Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise permitted by this Indenture;

(25) Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder, and Liens, pledges and deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of) insurance carriers;

(26) Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted hereunder;

(27) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Permitted Investments to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell any property in an asset sale permitted under Section 4.10 hereof in each case, solely to the extent such Investment or asset sale, as the case may be, would have been permitted on the date of the creation of such Lien;

(28) Liens securing Indebtedness and other obligations in an aggregate principal amount not to exceed $15.0 million at any one time outstanding; and

(29) Liens Incurred to secure Obligations in respect of any Indebtedness permitted to be Incurred pursuant to Section 4.09 hereof; provided that, with respect to liens securing Obligations permitted under this clause, at the time of Incurrence and after giving pro forma effect thereto, the Consolidated Secured Leverage Ratio would be no greater than 5.5 to 1.0.

For purposes of this definition, the term Indebtedness shall be deemed to include interest on such Indebtedness including interest which increases the principal amount of such Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(1) to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the Issuer’s control, a Nationally Recognized Statistical Rating Organization selected by the Issuer or any parent of the Issuer as a replacement agency for Moody’s or S&P, as the case may be.

“Ratings Decline Period” means the period that (i) begins on the earlier of (a) a Change of Control or (b) the first public notice of the intention by the Issuer to affect a Change of Control and (ii) ends 60 days following the consummation of such Change of Control; provided, that such period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies.

“Ratings Event” means (x) a downgrade by one or more gradations (including gradations within ratings categories as well as between categories) or withdrawal of the rating of the Notes within the Ratings Decline Period by one or more Rating Agencies if the applicable Rating Agency shall have put forth a statement to the effect that such downgrade is attributable in whole or in part to the applicable Change of Control and (y) the Notes do not have an Investment Grade Status from either Rating Agency.

“Refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Indenture shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the date of this Indenture or Incurred in compliance with this Indenture (including Indebtedness of the Issuer that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Issuer or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1) if the Indebtedness being refinanced constitutes Subordinated Indebtedness, the Refinancing Indebtedness has a final Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred that is the same as or greater than the final Weighted Average Life to Maturity of the Indebtedness being refinanced or, if less, the Notes and such Refinancing Indebtedness is subordinated to the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced; and

(2) shall not include:

(a) Indebtedness, Disqualified Stock or Preferred Stock a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Guarantor; or

(b) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary.

Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be Incurred from time to time after the termination, discharge or repayment of any such Credit Facility or other Indebtedness.

“Registration Rights Agreement” means the Registration Rights Agreement dated the Issue Date, among the Issuer, the Guarantors and the Initial Purchasers.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S-X” means Regulation S-X promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note substantially in the form of Exhibit A hereto, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Regulation S.

“Related Taxes” means, without duplication:

(1) any Taxes, including sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar Taxes (other than (x) Taxes measured by income and (y) withholding imposed on payments made by any Parent), required to be paid (provided such Taxes are in fact paid) by any Parent by virtue of its:

(a) being organized or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, the Issuer or any of the Issuer’s Subsidiaries);

(b) being a holding company parent, directly or indirectly, of the Issuer or any of the Issuer’s Subsidiaries;

(c) receiving dividends from or other distributions in respect of the Capital Stock of, directly or indirectly, the Issuer or any of the Issuer’s Subsidiaries; or

(d) having made any payment in respect to any of the items for which the Issuer is permitted to make payments to any Parent pursuant to Section 4.07 hereof;

(2) if and for so long as the Issuer is a member of a group filing a consolidated, unitary or combined tax return with any Parent, any Taxes measured by income for which such Parent is liable up to an amount not to exceed with respect to such Taxes the amount of any such Taxes that the Issuer and its Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis if the Issuer and its Subsidiaries had paid tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Issuer and its Subsidiaries; and

(3) for any taxable period (or portion thereof corresponding to a period used for computing estimated tax of a calendar year corporation) ending after the Issue Date for which the Issuer is a partnership or disregarded entity for U.S. federal income tax purposes, tax distributions (in the case of an estimated tax period, prior to the related due date) to the owner or owners of equity of the Issuer in an aggregate amount equal to the product of (i) the Issuer’s “taxable income” (in the case of a disregarded entity, computed as if such entity were a partnership) for such period (or portion thereof), reduced by the cumulative net taxable loss of the Issuer for all prior periods ending after the Issue Date (determined as if all such prior periods were one taxable period) to the extent such loss is of a character that would permit such loss to be deducted against the current period’s income, and (ii) the highest combined marginal federal, state and/or local income tax rate applicable to any direct or (through a partnership or other pass-through entity) indirect equity holder of the Issuer for such period (taking into account (x) the deductibility of state and local income taxes for U.S. federal income tax purposes and (y) the character (e.g., long-term or short-term capital gain or ordinary or exempt) of the applicable income), as properly adjusted to reflect the final determination of any previously estimated taxable income or loss.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee), including any vice president, assistant vice president, assistant treasurer, trust officer or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” means (a) any Subsidiary of the Issuer other than an Unrestricted Subsidiary and (b) the Mission Entities other than an Unrestricted Subsidiary.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Sale and Leaseback Transaction” means any arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission or any successor thereto.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Shelf Registration Statement” means the Shelf Registration Statement as defined in the Registration Rights Agreement.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, as such regulation is in effect on the Issue Date.

“Similar Business” means (a) any businesses, services or activities engaged in by the Issuer or any of its Subsidiaries on the Issue Date and (b) any businesses, services and activities engaged in by the Issuer or any of its Subsidiaries that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means, with respect to any person, any Indebtedness (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinated in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or

(2) any partnership, joint venture, limited liability company or similar entity of which:

(a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

(b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Supplemental Indenture” means a supplemental indenture substantially in the form of Exhibit D hereto.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date on which this Indenture is qualified under the TIA.

“Trustee” means the party named as such above until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest, penalties and other liabilities with respect thereto) that are imposed by any government or other taxing authority.

“Total Assets” mean, as of any date, the total consolidated assets of the Issuer and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Issuer and its Restricted Subsidiaries, determined on a pro forma basis in a manner consistent with the pro forma basis contained in the definition of Leverage Ratio.

“Transactions” means, the acquisition of certain television station assets and Inergize Digital media operations from Newport Television LLC and Newport Television License LLC by the Issuer and Mission, the repurchase, acquisition for value or other distribution or transfer of any or all of the 2014 Notes to the Issuer for retirement or cancellation, the entry into the Credit Agreements and application of the proceeds thereof and the Offering.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days (but not more than five Business Days) prior to the redemption date (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Issuer in good faith)) most nearly equal to the period from the redemption date to November 15, 2015; provided, however, that if the period from the redemption date to November 15, 2015 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to such applicable date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent global Note substantially in the form of Exhibit A attached hereto that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing a series of Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer or any of the Mission Entities that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Issuer in the manner provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Issuer may designate any Subsidiary of the Issuer or any of the Mission Entities, respectively, (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein) to be an Unrestricted Subsidiary only if:

(1) such Subsidiary or any of the Mission Entities, respectively, or any of their Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, the Issuer or any other Subsidiary of the Issuer which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

(2) such designation and the Investment of the Issuer in such Subsidiary complies with Section 4.07 hereof.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(i) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by

(ii) the sum of all such payments.

“Wholly Owned Domestic Subsidiary” means a Domestic Subsidiary of the Issuer, all of the Capital Stock of which is owned by the Issuer or a Guarantor.

Section 1.02	Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.11
“Asset Sale Offer”	3.09
“Asset Disposition Offer”	4.10
“Authentication Order”	2.02
“bankruptcy provisions”	6.01
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14
“cross acceleration provision”	6.01
“Covenant Defeasance”	8.03
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Incurrence Notice”	4.09(b)(14)
“Initial Agreement”	4.08(b)(14)
“Initial Lien”	4.12
“judgment default provision”	6.01
“Legal Defeasance”	8.02
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.03
“payment default”	6.01
“Permitted Payments”	4.07
“Purchase Date”	3.09
“Registrar”	2.03
“Reversion Date”	4.20
“Restricted Payments”	4.07
“successor company”	5.01
“Surviving Entity”	5.01
“Suspended Covenants”	4.20
“Suspension Period”	4.20

Section 1.03	Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes means the Issuer and any Guarantor, respectively, and any successor obligor upon the Notes, respectively.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 1.04	Rules of Construction.

Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) words in the singular include the plural, and in the plural include the singular;

(e) provisions apply to successive events and transactions; and

(f) references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

ARTICLE 2

THE NOTES

Section 2.01	Form and Dating.

(a) General. Subject to Section 4.09 hereof, the aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited. The Initial Notes issued on the date hereof will be in an aggregate principal amount of $250,000,000. In addition, the Issuer may issue, from time to time in accordance with the provisions of this Indenture, Additional Notes (as provided herein). The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer, each Guarantor and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

Notwithstanding anything to the contrary contained herein, the Issuer may not issue any Additional Notes, unless such issuance is otherwise in compliance with this Indenture.

With respect to any Additional Notes, the Issuer shall set forth in (1) a Board Resolution and (2) (i) an Officer’s Certificate and (ii) one or more indentures supplemental hereto, the following information:

(1) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(2) the issue price and the issue date of such Additional Notes, including the date from which interest shall accrue; and

(3) whether such Additional Notes shall be Restricted Notes.

In authenticating and delivering Additional Notes, the Trustee shall be entitled to receive and shall be fully protected in relying upon, in addition to the Opinion of Counsel and Officer’s Certificate required by Section 12.04, an Opinion of Counsel as to the due authorization, execution, delivery, validity and enforceability of such Additional Notes.

The Initial Notes and the Additional Notes shall be considered collectively as a single class for all other purposes of this Indenture and Holders of the Initial Notes and the Additional Notes will vote and consent together on all matters to which such Holders are entitled to vote or consent as one class, and none of the Holders of the Initial Notes or the Additional Notes shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent; provided, however that to the extent required by applicable tax regulations, Additional Notes that are issued with a certain amount of original issue discount may if so specified in the relevant indenture supplemental, (i) not trade fungibly with the Notes, (ii) trade under a separate CUSIP number and (iii) be treated as a separate class for purposes of transfer and exchange.

If any of the terms of any Additional Notes are established by action taken pursuant to Board Resolutions of the Issuer, a copy of an appropriate record of such action shall be certified by the Secretary or any Assistant Secretary of the Issuer and delivered to the Trustee at or prior to the delivery of the Officer’s Certificate or the indenture supplemental hereto setting forth the terms of the Additional Notes.

(b) Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Global Note that are held by Participants through Euroclear or Clearstream.

Section 2.02	Execution and Authentication.

(a) Two Officers shall execute the Notes for the Issuer, each by manual or facsimile signature.

(b) If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

(c) A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form provided for in Exhibit A attached hereto, by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

(d) The Trustee shall, upon a written order of the Issuer signed by two Officers of each of the Issuer (an “Authentication Order”), authenticate Notes for original issue, of which $250,000,000 shall be issued on the date of this Indenture. All Notes shall be dated the date of their authentication.

(e) The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.

Section 2.03	Registrar and Paying Agent.

(a) The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. Either the Issuer or any of their Subsidiaries may act as Paying Agent or Registrar.

(b) The Issuer initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

(c) The Issuer initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.

Section 2.04	Paying Agent to Hold Money in Trust.

The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or Additional Interest, if any, or interest on the Notes, and shall notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary) shall have no further liability for the money. If the Issuer or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05	Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Issuer shall otherwise comply with TIA § 312(a).

Section 2.06	Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes shall be exchanged by the Issuer for Definitive Notes if (i) the Issuer delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuer within 120 days after the date of such notice from the Depositary or (ii) the Issuer in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee. Upon the occurrence of either of the preceding events in (i) or (ii) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Section 2.07 and 2.10 hereof. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Sections 2.06(b), (c) or (f) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either Section 2.06(b)(1) or (2) hereof, as applicable, as well as one or more of Sections 2.06(b)(1) or (2) hereof, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(7) above, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) both (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Global Note prior to the expiration of the Restricted Period; provided, further, that in no event shall a beneficial interest in an Unrestricted Global Note be credited, or an Unrestricted Definitive Note be issued, to a Person who is an affiliate (as defined in Rule 144) of the Issuer. Upon consummation of an Exchange Offer by the Issuer in accordance with Section 2.06(f) hereof, the requirements of this Section 2.06(b)(2) shall be deemed to have been satisfied upon receipt by the Registrar of the instructions contained in the Letter of Transmittal delivered by the Holder of such beneficial interests in the Restricted Global Notes. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

(3) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; or

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(4) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any Holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the holder of the beneficial interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a broker-dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Issuer;

(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(2) if the Holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(b)(4)(D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to this Section 2.06(b)(4) at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to this Section 2.06(b)(4).

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to the Issuer or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuer shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2) Beneficial Interests in Regulation S Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(i)(A) and (C), a beneficial interest in the Regulation S Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to the expiration of the Restricted Period except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(3) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A Holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder of such beneficial interest, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a broker-dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Issuer;

(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(I) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(II) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a Definitive Note that does not bear the Private Placement Legend, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(c)(3)(D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(4) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuer shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to the Issuer or any of their Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note and in the case of clause (C) above, the Regulation S Global Note.

(2) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a broker-dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Issuer;

(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(i) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(ii) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(d)(2)(D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of this Section 2.06(d)(2), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to Section 2.06(d)(2) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made to a QIB in accordance with Rule 144A under the Securities Act, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(2) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a broker-dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Issuer;

(B) any such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) any such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(1) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(2) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(e)(2)(D), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Exchange Offer. Upon the occurrence of the Exchange Offer in accordance with the Registration Rights Agreement, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate (i) one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of the beneficial interests in the Restricted Global Notes tendered for acceptance by Persons that certify in the applicable Letters of Transmittal that (x) they are not broker-dealers, (y) they are not participating in a distribution of the Exchange Notes and (z) they are not affiliates (as defined in Rule 144) of the Issuer, and accepted for exchange in the Exchange Offer and (ii) Definitive Notes in an aggregate principal amount equal to the principal amount of the Restricted Definitive Notes accepted for exchange in the Exchange Offer. Concurrently with the issuance of such Notes, the Trustee shall cause the aggregate principal amount of the applicable Restricted Global Notes to be reduced accordingly, and the Issuer shall execute and the Trustee shall authenticate and deliver to the Persons designated by the Holders of Definitive Notes so accepted Definitive Notes in the appropriate principal amount.

(g) Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1) Private Placement Legend.

(A) Except as permitted by Section 2.06(g)(1)(B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution therefor) shall bear the legend in substantially the following form:

“THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF NEXSTAR BROADCASTING, INC. THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (i) (a) TO A PERSON WHO IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A

TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (b) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (c) OUTSIDE THE UNITED STATES TO A NON-U.S. PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 904 UNDER THE SECURITIES ACT, OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF NEXSTAR BROADCASTING, INC. SO REQUESTS), (ii) TO NEXSTAR BROADCASTING, INC., OR (iii) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to Section 2.06(b)(4), (c)(3), (c)(4), (d)(2), (d)(3), (e)(2), (e)(3) or (f) (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(2) Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(h) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF NEXSTAR BROADCASTING, INC. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO NEXSTAR BROADCASTING, INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(h) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.02, 2.06, 2.07, 2.10, 3.09, 4.10, and 9.05 hereof).

(3) The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5) The Issuer shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(7) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

Section 2.07	Replacement Notes.

(a) If any mutilated Note is surrendered to the Trustee or the Issuer and the Trustee receives evidence to its satisfaction of the ownership and destruction, loss or theft of any Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer may charge for its expenses in replacing a Note.

(b) Every replacement Note is an additional obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08	Outstanding Notes.

(a) The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the

Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note; however, Notes held by the Issuer or a Subsidiary of the Issuer shall not be deemed to be outstanding for purposes of Section 3.07(b) hereof.

(b) If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

(c) If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

(d) If the Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09	Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned shall be so disregarded.

Section 2.10	Temporary Notes.

(a) Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

(b) Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

Section 2.11	Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of such cancelled Notes (subject to the record retention requirement of the Exchange Act) in its customary manner. Certification of the disposal of all cancelled Notes shall be delivered to the Issuer upon its request therefor. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12	Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, the Issuer shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuer shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Issuer shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13	CUSIP Numbers.

The Issuer in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer shall as promptly as practicable notify the Trustee in writing of any change in the “CUSIP” numbers.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01	Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it shall furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officers’ Certificate setting forth (i) the clause of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price.

Section 3.02	Selection of Notes to Be Redeemed or Purchased.

(a) If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes for redemption in compliance with the requirements of the principal securities exchange, if any, on which the Notes are listed, as certified to the Trustee by the Issuer, and in compliance with the requirements of DTC, or if the Notes are not so listed or such exchange prescribes no method of selection and the Notes are not held through DTC or DTC prescribes no method of selection, on a pro rata basis; provided, however, that no Note of $2,000 in aggregate principal amount or less shall be redeemed in part.

(b) If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed, in which case a portion of the original Note shall be issued in the name of the Holder thereof upon cancellation of the original Note. In the case of a Global Note, an appropriate notation shall be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. Subject to the terms of the applicable redemption notice (including any conditions contained therein), Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, unless the Issuer defaults in the payment of the redemption price, interest ceases to accrue on Notes or portions of them called for redemption.

Section 3.03	Notice of Redemption.

Subject to the provisions of Section 3.09 hereof, notices of redemption shall be delivered electronically or mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, except that redemption notices may be delivered electronically or mailed more than 60 days prior to a redemption date if the notice is issued in connection with a legal defeasance or covenant defeasance of the Notes pursuant to Article 8 hereof or a satisfaction and discharge of this Indenture pursuant to Article 11 hereof.

The notice shall identify the Notes to be redeemed and shall state:

(a) the redemption date;

(b) the redemption price;

(c) if any Note is to be redeemed in part only, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f) that, unless the Issuer defaults in making such redemption payment, interest on Notes or the portion of Notes called for redemption ceases to accrue on and after the redemption date;

(g) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(h) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at its expense; provided, however, that the Issuer shall have delivered to the Trustee, at least 45 days prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph of this Section 3.03. Notwithstanding the foregoing, notice of redemption may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes pursuant to Article 8 hereof or a satisfaction and discharge of this Indenture pursuant to Article 13 hereof.

Section 3.04	Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. The notice, if mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05, on and after the Redemption Date, interest ceases to accrue on Notes or portions thereof called for redemption.

Section 3.05	Deposit of Redemption Price.

One Business Day prior to the redemption or purchase date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of, and accrued and unpaid interest (including Additional Interest, if any) on, all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.

If the Issuer complies with the provisions of the preceding paragraph of this Section 3.05, on and after the redemption or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after a record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph of this Section 3.05, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06	Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Issuer shall issue and the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same indebtedness to the extent not redeemed or purchased; provided that each new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officers’ Certificate is required for the Trustee to authenticate such new Note.

Section 3.07	Optional Redemption.

(a) Except as set forth in Section 3.07(b), (c) or (d), the Notes are not redeemable at the option of the Issuer.

(b) At any time prior to November 15, 2015, the Issuer may redeem the Notes in whole or in part, at its option, upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to 100% of the principal amount of such Notes plus the relevant Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the redemption date.

(c) At any time and from time to time on or after November 15, 2015, the Issuer may redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest, if any, on the Notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on November 15 of the year indicated below:

Year	Percentage
2015	105.156%
2016	103.438%
2017	101.719%
2018 and thereafter	100.000%

(d) At any time and from time to time prior to November 15, 2015, the Issuer may redeem Notes with the net cash proceeds received by the Issuer from any Equity Offering at a redemption price equal to 106.875% plus accrued and unpaid interest to the redemption date, in an aggregate principal amount for all such redemptions not to exceed 35% of the original aggregate principal amount of the Notes (including Additional Notes), provided that

(1) in each case the redemption takes place not later than 90 days after the closing of the related Equity Offering; and

(2) not less than 65% of the original aggregate principal amount of the Notes issued under this Indenture (including any Additional Notes) remains outstanding immediately thereafter (excluding Notes held by the Issuer, any of its Restricted Subsidiaries or the Mission Entities).

(e) Any redemption and notice of redemption pursuant to this Section 3.07 may, at the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent (including, in the case of a redemption related to an Equity Offering, the consummation of such Equity Offering).

(f) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Section 3.01 through 3.06 hereof.

Section 3.08	Mandatory Redemption.

The Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09	Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 4.10 hereof, the Issuer shall be required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), it shall follow the procedures specified below.

The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer shall purchase the principal amount of Notes required to be purchased pursuant to Section 4.10 hereof (the “Offer Amount”) or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

If the Purchase Date is on or after a record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

Upon the commencement of an Asset Sale Offer, the Issuer shall send, by first class mail or deliver electronically, a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(a) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open;

(b) the Offer Amount, the purchase price and the Purchase Date;

(c) that any Note not tendered or accepted for payment shall continue to accrete or accrue interest;

(d) that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrete or accrue interest after the Purchase Date;

(e) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in principal amounts of $2,000 and in integral multiples of $1,000 in excess thereof;

(f) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Issuer, a depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(g) that Holders shall be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(h) that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, the Issuer shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in denominations of $2,000, or integral multiples of $1,000 in excess thereof, shall be purchased); and

(i) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Issuer shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and shall deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 3.09. The Issuer, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuer for purchase, and the Issuer shall promptly issue a new Note, and the Trustee, upon written request from the Issuer shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer shall publicly announce the results of the Asset Sale Offer on the Purchase Date.

Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Section 3.01 through 3.06 hereof.

ARTICLE 4

COVENANTS

Section 4.01	Payment of Notes.

The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuer or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. The Issuer shall pay all Additional Interest, if any, in the same manner on the dates and in the amounts set forth in the Registration Rights Agreement.

The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then-applicable interest rate on the Notes to the extent lawful; they shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02	Maintenance of Office or Agency.

The Issuer shall maintain in the Borough of Manhattan, The City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency in the Borough of Manhattan, The City of New York for such purposes. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03 hereof.

Section 4.03	Reports.

(a) Whether the Issuer is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any Notes are outstanding, the Issuer shall furnish to the Trustee:

(1) within 90 days after the end of each fiscal year, annual reports of the Issuer containing substantially all of the financial information that would have been required to be contained in an Annual Report on Form 10-K under the Exchange Act if the Issuer had been a reporting company under the Exchange Act (but only to the extent similar information is included in the offering memorandum relating to the issuance of the Notes), including (A) “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and (B) audited financial statements prepared in accordance with GAAP;

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, quarterly reports of the Issuer containing substantially all of the financial information that would have been required to be contained in a Quarterly Report on Form 10-Q under the Exchange Act if the Issuer had been a reporting company under the Exchange Act (but only to the extent similar information is provided in the offering memorandum relating to the issuance of the Notes), including (A) “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and (B) unaudited quarterly financial statements prepared in accordance with GAAP; and

(3) within the time periods specified for filing Current Reports on Form 8-K after the occurrence of each event that would have been required to be reported in a Current Report on Form 8-K under the Exchange Act if the Issuer had been a reporting company under the Exchange Act, current reports containing substantially all of the information that would have been required to be contained in a Current Report on Form 8-K under the Exchange Act if the Issuer had been a reporting company under the Exchange Act; provided, however, that no such current report shall be required to be furnished if the Issuer determines in its good faith judgment that such event is not material to noteholders or the business, assets, operations, financial positions or prospects of the Issuer and its Restricted Subsidiaries, taken as a whole; provided, however, that such reports (A) shall not be required to comply with Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC, or Item 10(e) of Regulation S-K (with respect to any non-GAAP financial measures contained therein) and (B) shall not be required to contain the separate financial information for Guarantors contemplated by Rule 3-10 of Regulation S-X.

(b) At any time that any of the Subsidiaries of the Issuer are Unrestricted Subsidiaries, then the quarterly and annual reports required by Section 4.03(a) shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or other comparable section, of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Issuer.

(c) In addition, the Issuer shall furnish to noteholders, prospective investors, broker-dealers and securities analysts, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

(d) Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

(e) In the event that any Parent of the Issuer becomes a guarantor of the Notes, the Issuer may satisfy its obligations in Section 4.03(a) with respect to financial information relating to the Issuer by furnishing financial information relating to such Parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent, on the one hand, and the information relating to the Issuer and its Restricted Subsidiaries on a standalone basis, on the other hand.

(f) Notwithstanding anything to the contrary set forth above, if the Issuer or any Parent of the Issuer has furnished the Holders of Notes and filed with the SEC the reports described in Section 4.03(a) with respect to the Issuer or any Parent of the Issuer (including any consolidated financial information required by Regulation S-X relating to the Issuer), the Issuer shall be deemed to be in compliance with the provisions of this Section 4.03.

Section 4.04	Compliance Certificate.

(a) The Issuer and each Guarantor (to the extent that such Guarantor is so required under the TIA) shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Issuer and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Issuer has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Issuer has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Issuer is taking or proposes to take with respect thereto.

(b) The Issuer shall, so long as any of the Notes are outstanding, deliver to the Trustee, within 30 days after the occurrence of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Issuer is taking or proposes to take with respect thereto.

Section 4.05	Taxes.

The Issuer shall pay, and shall cause each of the Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06	Stay, Extension and Usury Laws.

The Issuer and each Guarantor covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and each Guarantor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07	Limitation on Restricted Payments.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1) declare or pay any dividend or make any distribution on or in respect of the Issuer’s or any Restricted Subsidiary’s Capital Stock (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) except:

(A) dividends or distributions payable in Capital Stock of the Issuer (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Issuer; and

(B) dividends or distributions payable to the Issuer or a Restricted Subsidiary (and, in the case of any such Restricted Subsidiary (other than a Mission Entity) making such dividend or distribution, to holders of its Capital Stock other than the Issuer or another Restricted Subsidiary on no more than a pro rata basis);

(2) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Issuer or any Parent of the Issuer held by Persons other than the Issuer or a Restricted Subsidiary;

(3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than (a) any such purchase, repurchase, redemption, defeasance or other acquisition or retirement in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement and (b) any Indebtedness Incurred pursuant to Section 4.09(b)(3) hereof; or

(4) make any Restricted Investment;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) are referred to herein as a “Restricted Payment”), if at the time the Issuer or such Restricted Subsidiary makes such Restricted Payment:

(A) a Default shall have occurred and be continuing (or would result immediately thereafter therefrom);

(B) the Issuer is not able to Incur an additional $1.00 of Indebtedness pursuant to Section 4.09(a) hereof after giving effect, on a pro forma basis, to such Restricted Payment; or

(C) the aggregate amount of such Restricted Payment and all other Restricted Payments made subsequent to April 19, 2010 (and not returned or rescinded) (including Permitted Payments permitted by Section 4.07(b)(1)(b), (6) and (16), but excluding all other Restricted Payments permitted by Section 4.07(b)) would exceed the sum of (without duplication):

(i) 100% of Consolidated EBITDA for the period (treated as one accounting period) from April 1, 2010 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal consolidated financial statements of the Issuer are available (or, in the case such Consolidated EBITDA for such period is a deficit, minus 100% of such deficit) less 1.4 times Fixed Charges for the same period;

(ii) 100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or marketable securities, received by the Issuer or Mission from the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date or otherwise contributed to the equity (other than through the issuance of Disqualified Stock) of the Issuer or Mission subsequent to April 19, 2010 (other than (x) Net Cash Proceeds or property or assets or marketable securities received from an issuance or sale of such Capital Stock to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any Subsidiary of the Issuer for the benefit of its employees to the extent funded by the Issuer or any Restricted Subsidiary, (y) Net Cash Proceeds or property or assets or marketable securities to the extent that any Restricted Payment has been made from such proceeds in reliance on Section 4.07(b)(6) and (z) Excluded Contributions);

(iii) 100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or marketable securities, received by the Issuer or any Restricted Subsidiary from the issuance or sale (other than to the Issuer or a Restricted Subsidiary of the Issuer or an employee stock ownership plan or trust established by the Issuer or any Subsidiary of the Issuer for the benefit of their employees to the extent funded by the Issuer or any Restricted Subsidiary) by the Issuer or any Restricted Subsidiary subsequent to April 19, 2010 of any Indebtedness or Disqualified Stock that has been converted into or exchanged for Capital Stock of the Issuer (other than Disqualified Stock) plus, without duplication, the amount of any cash, and the fair market value of property or assets or marketable securities, received by the Issuer or any Restricted Subsidiary upon such conversion or exchange;

(iv) 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property received by means of: (i) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Issuer or its Restricted Subsidiaries, in each case after April 19, 2010; or (ii) the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent of the amount of the Investment in such Unrestricted Subsidiary made by the Issuer or a Restricted Subsidiary pursuant to Section 4.07(b)(14) hereof or to the extent of the amount of the Investment that constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Issue Date;

(v) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred), as determined in good faith of the Issuer at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger or consolidation or transfer of assets (after taking into consideration any Indebtedness associated with the Unrestricted Subsidiary so designated or merged or consolidated or Indebtedness associated with the assets so transferred), other than to the extent of the amount of the Investment in such Unrestricted Subsidiary made by the Issuer or a Restricted Subsidiary pursuant to Section 4.07(b)(14) hereof or to the extent of the amount of the Investment that constituted a Permitted Investment; and

(vi) $50.0 million.

(b) The foregoing provisions shall not prohibit any of the following (collectively, “Permitted Payments”):

(1) (a) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Indenture or (b) the redemption, repurchase or retirement of Indebtedness if, at the date of any irrevocable redemption notice, such payment would have complied with the provisions of this Indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to the Issuer or a Restricted Subsidiary) of Equity Interests of the Issuer (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Issuer; provided, that the amount of any such net cash proceeds that are utilized for any such Restricted Payment shall be excluded from Section 4.07(a)(C)(ii) hereof;

(3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness permitted to be Incurred pursuant to Section 4.09 hereof;

(4) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Preferred Stock of the Issuer or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock of the Issuer or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 4.09 hereof;

(5) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary:

(A) from Net Available Cash to the extent permitted under Section 4.10 hereof, but only if the Issuer shall have first complied with the terms described under Section 4.10 hereof and purchased all Notes tendered pursuant to any offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock; or

(B) to the extent required by the agreement governing such Subordinated Indebtedness, Disqualified Stock or Preferred Stock, following the occurrence of a Change of Control (or other similar event described in Section 4.14 hereof as a “change of control”), but only if the Issuer shall have first complied with the terms described under Section 4.15 hereof and purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock; or

(C) consisting of Acquired Indebtedness (other than Indebtedness Incurred (A) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Issuer or a Restricted Subsidiary or (B) otherwise in connection with or contemplation of such acquisition);

(6) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Capital Stock (other than Disqualified Stock) of the Issuer or any of its Parents held by any future, present or former employee, director or consultant of the Issuer, any of its Subsidiaries or any of its Parents (or permitted transferees, assigns, estates, trusts or heirs of such employee, director or consultant) either pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or upon the termination of such employee, director or consultant’s employment or directorship; provided, however, that the aggregate Restricted Payments made under this Section 4.07(b)(6) do not exceed $4.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $8.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Issuer and, to the extent contributed to the capital of the Issuer (other than through the issuance of Disqualified Stock or an Excluded Contribution), Capital Stock of any of the Issuer’s Parents, in each case to members of management, directors or consultants of the Issuer, any of its Subsidiaries or any of its Parents that occurred after the Issue Date, to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of Section 4.07(a)(C); plus

(B) the cash proceeds of key man life insurance policies received by the Issuer and its Restricted Subsidiaries after the Issue Date; less

(C) the amount of any Restricted Payments made in previous calendar years pursuant to Sections 4.07(b)(6)(A) or (B) hereof;

and provided further that cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from members of management, directors, employees or consultants of the Issuer or any of its Parents or Restricted Subsidiaries in connection with a repurchase of Capital Stock of the Issuer or any of its Parents shall not be deemed to constitute a Restricted Payment for purposes of this Section 4.07 or any other provision of this Indenture;

(7) the declaration and payment of dividends on Disqualified Stock, or Preferred Stock of a Restricted Subsidiary, Incurred in accordance with Section 4.09 hereof;

(8) purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise of stock options, warrants or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof;

(9) dividends, loans, advances or distributions to any Parent or other payments by the Issuer or any Restricted Subsidiary in amounts equal to (without duplication) the amounts required for any Parent to pay any Parent Expenses or any Related Taxes;

(10) payments by the Issuer, or loans, advances, dividends or distributions to any Parent to make payments, to holders of Capital Stock of the Issuer or any Parent in lieu of the issuance of fractional shares of such Capital Stock, provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this Section 4.07 or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by the Board of Directors);

(11) Restricted Payments that are made with Excluded Contributions;

(12) dividends or other distributions of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (unless the Unrestricted Subsidiary’s principal asset is cash and Cash Equivalents);

(13) any Restricted Payment made in connection with the Transactions and the fees and expenses related thereto;

(14) so long as no Default or Event of Default has occurred and is continuing (or would result from), Restricted Payments (including loans or advances) in an aggregate amount outstanding at the time made not to exceed $20.0 million;

(15) so long as no Default or Event of Default has occurred and is continuing (or would result therefrom), mandatory redemptions of Disqualified Stock issued as a Restricted Payment or as consideration for a Permitted Investment; and

(16) dividends or other distributions by the Issuer in an amount per fiscal quarter not to exceed $0.15 per share of common stock of Parent (as such amount shall be appropriately adjusted for any stock splits, stock dividends, reverse stock splits, stock consolidations or other similar transactions).

(c) Notwithstanding anything to the foregoing, no Mission Entity shall make a Restricted Payment (other than Restricted Investments) to any person other than the Issuer or a Guarantor.

(d) For purposes of determining compliance with this Section 4.07, in the event that a Restricted Payment meets the criteria of more than one of the categories of Permitted Payments described in Section 4.07(b)(1) through (16), or is permitted pursuant to Section 4.07(a), the Issuer shall be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this Section 4.07.

(e) The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be their face amount, and the fair market value of any non-cash Restricted Payment, property or assets other than cash shall be determined conclusively by the Board of Directors of the Issuer acting in good faith.

Section 4.08	Limitation on Restrictions on Distributions from Restricted Subsidiaries.

(a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions in cash or otherwise on its Capital Stock or pay any Indebtedness or other obligations owed to the Issuer or any Restricted Subsidiary;

(2) make any loans or advances to the Issuer or any Restricted Subsidiary; or

(3) sell, lease or transfer any of its property or assets to the Issuer or any Restricted Subsidiary;

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Issuer or any Restricted Subsidiary to other Indebtedness Incurred by the Issuer or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.

(b) The provisions of Section 4.08(a) shall not prohibit:

(1) any encumbrance or restriction pursuant to (a) any Credit Facility and the 2017 Notes or (b) any other agreement or instrument, in each case, in effect at or entered into on the Issue Date (or otherwise required as of the Issue Date);

(2) this Indenture, the Notes, the Exchange Notes and the Guarantees of the Notes;

(3) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, or required by any regulatory authority;

(4) any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, consolidated or otherwise combined with or into the Issuer or any Restricted Subsidiary, or was designated as a Restricted Subsidiary or on which such agreement or instrument is assumed by the Issuer or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by the Issuer or was merged, consolidated or otherwise combined with or into the Issuer or any Restricted Subsidiary or entered into in contemplation of or in connection with such transaction) and outstanding on such date; provided that, for the purposes of this clause, if another Person is the Successor Company, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Issuer or any Restricted Subsidiary when such Person becomes the Successor Company;

(5) any encumbrance or restriction:

(A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract or agreement, or the assignment or transfer of any lease, license or other contract or agreement;

(B) contained in mortgages, pledges, charges or other security agreements permitted under this Indenture or securing Indebtedness of the Issuer or a Restricted Subsidiary permitted under this Indenture to the extent such encumbrances or restrictions restrict the transfer or encumbrance of the property or assets subject to such mortgages, pledges, charges or other security agreements; or

(C) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Issuer or any Restricted Subsidiary;

(6) any encumbrance or restriction pursuant to Purchase Money Obligations and Capitalized Lease Obligations permitted under this Indenture, in each case, that impose encumbrances or restrictions on the property so acquired;

(7) any encumbrance or restriction imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all the Capital Stock or assets of the Issuer or any Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(8) customary provisions in leases, licenses, joint venture agreements and other similar agreements and instruments;

(9) any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business;

(10) any encumbrance or restriction pursuant to Hedging Obligations;

(11) any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date pursuant to the provisions of

Section 4.09 hereof if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders than (i) the encumbrances and restrictions contained in the Credit Agreements, together with the security documents associated therewith as in effect on the Issue Date or (ii) in comparable financings (as determined in good faith by the Issuer) and where, in the case of clause (ii), either (a) the Issuer determines at the time of issuance of such Indebtedness that such encumbrances or restrictions shall not adversely affect, in any material respect, the Issuer’s ability to make principal or interest payments on the Notes or (b) such encumbrance or restriction applies only during the continuance of a default relating to such Indebtedness;

(12) any encumbrance or restriction existing by reason of any Lien permitted under Section 4.12 hereof;

(13) agreements governing Indebtedness of Mission permitted to be incurred under this Indenture; or

(14) any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise extends, renews, restates, replaces, restructures or refinances, an agreement or instrument referred to in Section 4.08(b)(1) to (13) or this Section 4.08(b)(14) hereof (an “Initial Agreement”) or contained in any amendment, supplement, extension, renewal, restatement, replacement, restructuring or other modification to an agreement referred to in Section 4.08(b)(1) to (13) or this Section 4.08(b)(14) hereof; provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the Holders taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Issuer).

Section 4.09	Limitation on Indebtedness.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Issuer and any of its Restricted Subsidiaries may Incur Indebtedness (including Acquired Indebtedness) if on the date of such Incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), the Leverage Ratio for the Issuer and its Restricted Subsidiaries is less than 7.00 to 1.00; provided, further, that Restricted Subsidiaries that are not Guarantors may not Incur Indebtedness or Disqualified Stock or Preferred Stock if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), more than an aggregate of $10.0 million of Indebtedness or Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not Guarantors would be outstanding pursuant to this Section 4.09(a) at such time.

(b) Section 4.09(a) shall not prohibit the Incurrence of the following Indebtedness:

(1) Indebtedness Incurred pursuant to any Credit Facility (including letters of credit or bankers’ acceptances issued or created under any Credit Facility), and any Refinancing Indebtedness in respect thereof and Guarantees in respect of such Indebtedness in a maximum aggregate principal amount at any time outstanding not exceeding (i) $445.0 million or, if the Acquisition has not been consummated, $250.0 million, plus (ii) in the case of any refinancing of any Indebtedness permitted under this clause or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses Incurred in connection with such refinancing;

(2) Guarantees by the Issuer or any Restricted Subsidiary of Indebtedness of the Issuer or any Guarantor so long as the Incurrence of such Indebtedness is permitted under the terms of this Indenture;

(3) Indebtedness of the Issuer owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Issuer or any Restricted Subsidiary; provided, however, that:

(A) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Issuer or a Restricted Subsidiary of the Issuer; and

(B) any sale or other transfer of any such Indebtedness to a Person other than the Issuer or a Restricted Subsidiary of the Issuer,

shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be;

(4) Indebtedness represented by (a) the Notes (other than any Additional Notes) and the Exchange Notes, in each case, including any Guarantee thereof, (b) any Indebtedness (other than Indebtedness incurred pursuant to Section 4.09(b)(1) and (2)) hereof outstanding on the Issue Date (c) Refinancing Indebtedness Incurred in respect of any Indebtedness described in Section 4.09(b)(4), (5), (7), (10) or (14) hereof or Incurred pursuant to Section 4.09(a) hereof, and (d) Management Advances;

(5) Indebtedness of (x) the Issuer or any Restricted Subsidiary Incurred or issued to finance an acquisition or (y) Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into or consolidated with the Issuer or a Restricted Subsidiary in accordance with the terms of this Indenture; provided that after giving effect to such acquisition, merger or consolidation, either

(A) the Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in Section 4.09(a); or

(B) the Leverage Ratio of the Issuer and the Restricted Subsidiary would not be greater than immediately prior to such acquisition, merger or consolidation;

(6) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(7) Indebtedness represented by Capitalized Lease Obligations or Purchase Money Obligations in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause and then outstanding and any Refinancing Indebtedness in respect thereof, does not exceed the greater of (a) $20.0 million and (b) 2.0 % of Total Assets at the time of Incurrence;

(8) Indebtedness in respect of (a) workers’ compensation claims, self-insurance obligations, performance, indemnity, surety, judgment, appeal, advance payment, customs, value added or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Issuer or a Restricted Subsidiary or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business, (b) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence; (c) customer deposits and advance payments received in the ordinary course of business from customers for goods or services purchased in the ordinary course of business; and (d) letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business;

(9) Indebtedness arising from agreements providing for guarantees, indemnification, obligations in respect of earn-outs or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Capital Stock of a Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition); provided that the maximum liability of the Issuer and its Restricted Subsidiaries in respect of all such Indebtedness in connection with a Disposition shall at no time exceed the gross proceeds, including the fair market value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Issuer and its Restricted Subsidiaries in connection with such disposition;

(10) Indebtedness of Non-Guarantors in an aggregate amount not to exceed, together with any Refinancing Indebtedness in respect thereof, the greater of (a) $8.5 million and (b) 1.0% of Total Assets of Non-Guarantors at any time outstanding;

(11) Indebtedness consisting of promissory notes issued by the Issuer or any of its Subsidiaries to any current or former employee, director or consultant of the Issuer, any of its Subsidiaries or any of its Parents (or permitted transferees, assigns, estates, or heirs of such employee, director or consultant), to finance the purchase or redemption of Capital Stock of the Issuer or any of its Parents that is permitted by Section 4.07 hereof;

(12) Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, Incurred in the ordinary course of business;

(13) Indebtedness in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this clause and then outstanding, shall not exceed $30.0 million;

(14) Acquisition Debt of the Issuer or a Restricted Subsidiary if (w) such Acquisition Debt is incurred within 270 days after the date on which the related definitive acquisition agreement or LMA, as the case may be, was entered into by the Issuer or such Restricted Subsidiary, (x) the aggregate principal amount of such Acquisition Debt is no greater than the aggregate principal amount of Acquisition Debt set forth in a notice from the Issuer to the Trustee (an “Incurrence Notice”) within ten days after the date on which the related definitive acquisition agreement or LMA, as the case may be, was entered into by the Issuer or such Restricted Subsidiary, which notice shall be executed on the Issuer’s behalf by the chief financial officer of the Issuer in such capacity and shall describe in reasonable detail the acquisition or LMA, as the case may be, which such Acquisition Debt shall be incurred to finance, (y) after giving pro forma effect to the acquisition or LMA, as the case may be, described in such Incurrence Notice, the Issuer or such Restricted Subsidiary could have incurred such Acquisition Debt under this Indenture as of the date upon which the Issuer delivers such Incurrence Notice to the Trustee and (z) such Acquisition Debt is used solely to finance the acquisition or LMA, as the case may be, described in such Incurrence Notice (including to repay or refinance Indebtedness or other obligations incurred in connection with such acquisition or LMA, as the case may be, and to pay related fees and expenses); and

(15) Indebtedness in the amount of all premiums, if any, interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in Section 4.09(b)(1) through (14) hereof.

(c) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 4.09:

(16) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 4.09(a) or (b), the Issuer, in its sole discretion, shall classify, and may from time to time reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of Section 4.09(a) or (b) hereof;

(17) additionally, all or any portion of any item of Indebtedness may later be classified as having been Incurred pursuant to any type of Indebtedness described in Section 4.09(a) or (b) hereof so long as such Indebtedness is permitted to be Incurred pursuant to such provision at the time of reclassification;

(18) all Indebtedness outstanding on the Issue Date under the Credit Agreements and all Indebtedness under Credit Facilities incurred to finance the Acquisition shall be deemed to be Incurred on the Issue Date or the date of Incurrence, as applicable under Section 4.09(b)(1) hereof and may not later be reclassified;

(19) Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(20) if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to Section 4.09(a) or (b)(1), (7), (10) or (13) hereof and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;

(21) the principal amount of any Disqualified Stock of the Issuer or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, shall be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(22) Indebtedness permitted by this Section 4.09 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.09 permitting such Indebtedness; and

(23) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined on the basis of GAAP.

(d) Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP, shall not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.09. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount of the Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness.

(e) If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of the Issuer as of such date.

(f) Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Issuer or a Restricted Subsidiary may Incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

(g) This Indenture shall provide that the Issuer shall not, and shall not permit any Guarantor to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Issuer or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuer or such Guarantor, as the case may be.

(h) This Indenture shall not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral or is secured by different collateral.

Section 4.10	Limitation on Sales of Assets and Subsidiary Stock.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(1) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of Directors of the Issuer, of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap);

(2) in any such Asset Disposition, or series of related Asset Dispositions (except to the extent the Asset Disposition is a Permitted Asset Swap), at least 75% of the consideration from such Asset Disposition (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Issuer or such Restricted Subsidiary, as the case may be:

(A) to the extent the Issuer or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness), (i) to prepay, repay or purchase any Indebtedness of a Non-Guarantor or that is secured by a Lien (in each case, other than Indebtedness owed to the Issuer or any Restricted Subsidiary) or Indebtedness under the Credit Agreements (or any Refinancing Indebtedness in respect thereof) within 365 days from the later of (A) the date of such Asset Disposition and (B) the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (a), the Issuer or such Restricted Subsidiary shall retire such Indebtedness and shall cause the related commitment (if any) to be reduced in an amount equal to the principal amount so prepaid, repaid or purchased; or (ii) to prepay, repay or purchase Pari Passu Indebtedness at a price of no more than 100% of the principal amount of such Pari Passu Indebtedness plus accrued and unpaid interest to the date of such prepayment, repayment or purchase; provided further that, to the extent the Issuer redeem, repay or repurchase Pari Passu Indebtedness pursuant to this clause (ii), the Issuer shall equally and ratably reduce Obligations under the Notes as provided under Section 3.07 hereof through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Disposition Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid; or

(B) to the extent the Issuer or such Restricted Subsidiary elects, to invest in or commit to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Issuer or another Restricted Subsidiary) within 365 days from the later of (i) the date of such Asset Disposition and (ii) the receipt of such Net Available Cash; provided, however, that any such reinvestment in Additional Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of the Issuer that is executed or approved within such time shall satisfy this requirement, so long as such investment is consummated within 180 days of such 365th day;

provided that, pending the final application of any such Net Available Cash in accordance with clause (a) or clause (b) above, the Issuer and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise use such Net Available Cash in any manner not prohibited by this Indenture.

(b) Any Net Available Cash from Asset Dispositions that is not applied or invested or committed to be applied or invested as provided in Section 4.10(a) shall be deemed to constitute “Excess Proceeds” under this Indenture. On the 366th day after an Asset Disposition, if the aggregate amount of Excess Proceeds under this Indenture exceeds $25.0 million, the Issuer shall within 30 Business Days be required to make an offer (“Asset

Disposition Offer”) to all Holders of Notes issued under such indenture and, to the extent the Issuer elects, to all holders of other outstanding Pari Passu Indebtedness, to purchase the maximum principal amount of Notes and any such Pari Passu Indebtedness to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in respect of the Notes in an amount equal to 100% of the principal amount of the Notes and Pari Passu Indebtedness, in each case, plus accrued and unpaid interest, if any, to, but not including, the date of purchase, in accordance with the procedures set forth in this Indenture or the agreements governing the Pari Passu Indebtedness, as applicable, and, with respect to the Notes, in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. The Issuer shall deliver notice of such Asset Disposition Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder of Notes at the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, describing the transaction or transactions that constitute the Asset Disposition and offering to repurchase the Notes for the specified purchase price on the date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by this Indenture and described in such notice.

(c) To the extent that the aggregate amount of Notes and Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for any purpose not prohibited by this Indenture. If the aggregate principal amount of the Notes surrendered in any Asset Disposition Offer by Holders and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Excess Proceeds shall be allocated among the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Indebtedness, provided that no Notes or other Pari Passu Indebtedness shall be selected and purchased in an unauthorized denomination. Upon completion of any Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

(d) To the extent that any portion of Net Available Cash payable in respect of the Notes is denominated in a currency other than U.S. dollars, the amount thereof payable in respect of the Notes shall not exceed the net amount of funds in U.S. dollars that is actually received by the Issuer upon converting such portion into U.S. dollars.

(e) For the purposes of Section 4.10(a)(2), the following shall be deemed to be cash:

(1) the assumption by the transferee of Indebtedness or other liabilities of the Issuer or a Restricted Subsidiary (other than Subordinated Indebtedness of the Issuer or a Guarantor) and the release of the Issuer or such Restricted Subsidiary from all liability on such Indebtedness or other liability in connection with such Asset Disposition;

(2) securities, notes or other obligations received by the Issuer or any Restricted Subsidiary of the Issuer from the transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Disposition;

(3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Issuer and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Disposition;

(4) consideration consisting of Indebtedness of the Issuer (other than Subordinated Indebtedness) received after the Issue Date from Persons who are not the Issuer or any Restricted Subsidiary; and

(5) any Designated Non-Cash Consideration received by the Issuer or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 4.10 that is at that time outstanding, not to exceed the greater of (a) $20.0 million and (b) 2.0% of Total Assets (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(f) The Issuer shall comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to this Section 4.10. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

Section 4.11	Limitation on Affiliate Transactions.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Issuer (an “Affiliate Transaction”) involving aggregate value in excess of $5.0 million unless:

(1) the terms of such Affiliate Transaction taken as a whole are not materially less favorable to the Issuer or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not such an Affiliate; and

(2) in the event such Affiliate Transaction involves an aggregate value in excess of $10.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors.

(b) Any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in Section 4.11(a)(2) if such Affiliate Transaction is approved by a majority of the Disinterested Directors, if any.

(c) The provisions of Section 4.11(a) shall not apply to:

(1) any Restricted Payment permitted to be made pursuant to Section 4.07 hereof or any Permitted Investment;

(2) any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Issuer, any Restricted Subsidiary or any Parent, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants approved by the Board of Directors of the Issuer, in each case in the ordinary course of business;

(3) any Management Advances and any waiver or transaction with respect thereto;

(4) any transaction between or among the Issuer and any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries;

(5) the payment of compensation, reasonable fees and reimbursement of expenses to, and customary indemnities (including under customary insurance policies) and employee benefit and pension expenses provided on behalf of, directors, officers, consultants or employees of the Issuer or any Restricted Subsidiary of the Issuer (whether directly or indirectly and including through any Person owned or controlled by any of such directors, officers or employees);

(6) the entry into and performance of obligations of the Issuer or any of its Restricted Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Issue Date, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this Section 4.11 or to the extent not more disadvantageous to the Holders in any material respect;

(7) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business, which are fair to the Issuer or the relevant Restricted Subsidiary in the reasonable determination of the Board of Directors or the senior management of the Issuer or the relevant Restricted Subsidiary, or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

(8) any transaction between or among the Issuer or any Restricted Subsidiary and any Affiliate of the Issuer or an Associate or similar entity that would constitute an Affiliate Transaction solely because the Issuer or a Restricted Subsidiary owns an equity interest in or otherwise controls such Affiliate, Associate or similar entity;

(9) issuances or sales of Capital Stock (other than Disqualified Stock) of the Issuer or options, warrants or other rights to acquire such Capital Stock and the granting of registration and other customary rights in connection therewith or any contribution to capital of the Issuer or any Restricted Subsidiary;

(10) transactions in which the Issuer or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 4.11(a)(1) hereof;

(11) the existence of, or the performance by the Issuer or any Restricted Subsidiary of its obligations under the terms of, any equityholders agreement (including any registration rights agreement or purchase agreements related thereto) to which it is party as of the Issue Date and any similar agreement that it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any Restricted Subsidiary of its obligations under any future amendment to the equityholders’ agreement or under any similar agreement entered into after the Issue Date shall only be permitted under this clause to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders in any material respects; and

(12) any purchases by the Issuer’s Affiliates of Indebtedness or Disqualified Stock of the Issuer or any of its Restricted Subsidiaries the majority of which Indebtedness or Disqualified Stock is purchased by Persons who are not the Issuer’s Affiliates; provided that such purchases by the Issuer’s Affiliates are on the same terms as such purchases by such Persons who are not the Issuer’s Affiliates.

Section 4.12	Limitation on Liens.

The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or permit to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of a Restricted Subsidiary of the Issuer), whether owned on the Issue Date or acquired after that date, which Lien secures any Indebtedness (such Lien, the “Initial Lien”), without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Section 4.13	Corporate Existence.

Subject to Article 5 hereof, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuer or any such Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Issuer and its Subsidiaries; provided, however, that the Issuer shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 4.14	Offer to Repurchase Upon Change of Control.

(a) If a Change of Control Repurchase Event occurs, unless the Issuer has previously or concurrently delivered a redemption notice (that may only be conditional upon the occurrence of such Change of Control Repurchase Event) with respect to all the outstanding Notes as described under Section 3.07 hereof, the Issuer shall make an offer to purchase all of the Notes (the “Change of Control Offer”) at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of repurchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control Repurchase Event, the Issuer shall deliver notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder of Notes at the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, describing the transaction or transactions that constitute the Change of Control Repurchase Event and offering to repurchase the Notes for the specified purchase price on the date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is delivered. Such notice shall state: (1) that the Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes tendered will be accepted for payment; (2) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is delivered (the “Change of Control Payment Date”); (3) that any Note not tendered will continue to accrue Interest; (4) that, unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue Interest after the Change of Control Payment Date; (5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and (7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof. The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes in connection with a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of this Indenture.

(b) On the Change of Control Payment Date, the Issuer shall, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof properly tendered and (3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuer. The Paying Agent shall promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note shall be in a principal amount of $2,000 or an integral multiple of $l,000 in excess thereof. The Issuer shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c) The Issuer shall not be required to make a Change of Control Offer following a Change of Control Repurchase Event if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.14 and Section 3.09 hereof and all other provisions of this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (ii) notice of redemption for all outstanding Notes has been given pursuant to this Indenture as described in Section 3.07 hereof unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control Repurchase Event, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(d) If holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer, purchases all of the Notes validly tendered and not withdrawn by such holders, the Issuer or such third party shall have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of redemption.

Section 4.15	Limitation on Guarantees.

(a) The Issuer shall not permit any of its Wholly-Owned Domestic Subsidiaries that are Restricted Subsidiaries (and non-Wholly-Owned Domestic Subsidiaries if such non-Wholly Owned Domestic Subsidiaries guarantee other capital markets debt securities of the Issuer or any Restricted Subsidiary or guarantee all or a portion of the Credit Agreements), other than a Guarantor, to Guarantee the payment of any Indebtedness of the Issuer or any other Guarantor unless:

(1) such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to this Indenture providing for a senior Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantor’s Guarantee;

(2) such Restricted Subsidiary waives and shall not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee until payment in full of obligations under this Indenture; and

(3) such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel to the effect that:

(A) such Guarantee has been duly executed and authorized; and

(B) such Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principals of equity;

provided that this Section 4.15 shall not be applicable (i) to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary, or (ii) in the event that the Guarantee of the Issuer’s obligations under the Notes or this Indenture by such Subsidiary would not be permitted under applicable law.

(b) The Issuer may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor.

Section 4.16	Payments for Consent.

The Issuer and the Guarantors shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes, in their capacity as such, for any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement. Notwithstanding the foregoing, in the case of an offering of securities to Holders of Notes by the Issuer, the Guarantors or any of the Restricted Subsidiaries (including an exchange offer) in which a consent, waiver or amendment is sought, if such offering is intended to be exempt from the registration requirements of the Securities Act or other applicable securities laws, the Issuer, the Guarantors and the Restricted Subsidiaries may offer and issue such securities only to Holders of Notes who are eligible to receive such securities in accordance with such exemption from registration or similar exemptions, and will conduct a separate consent solicitation for those Holders that are ineligible to participate in such offering.

Section 4.17	Designation of Restricted and Unrestricted Subsidiaries.

(a) The Board of Directors of the Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary shall be deemed to be an Investment made as of the time of the designation and shall reduce the amount available for Restricted Payments under Section 4.07 hereof or under one or more clauses of the definition of Permitted Investments, as determined by the Issuer. That designation shall only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Issuer may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

(b) Any designation of a Subsidiary of the Issuer or any of the Mission Entities as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the preceding conditions and was permitted by Section 4.07 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Issuer as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09 hereof, the Issuer shall be in default of Section 4.09 hereof.

(c) The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Issuer; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation shall only be permitted if (1) such Indebtedness is permitted under Section 4.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation. Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the preceding conditions.

Section 4.18	Suspension of Covenants on Achievement of Investment Grade Status.

(a) Following the first day:

(1) the Notes have achieved Investment Grade Status; and

(2) no Default or Event of Default has occurred and is continuing under this Indenture,

then, beginning on that day and continuing until the Reversion Date (as defined below), the Issuer, its Restricted Subsidiaries and the Mission Entities shall not be subject to Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.15 and 5.01(a)(3) (collectively, the “Suspended Covenants”).

(b) If at any time the Notes cease to have such Investment Grade Status or if a Default or Event of Default occurs and is continuing, then the Suspended Covenants shall thereafter be reinstated as if such covenants had never been suspended (the “Reversion Date”) and be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until the Notes subsequently attain Investment Grade Status and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Status and no Default or Event of Default is in existence); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture or the Notes with respect to the Suspended Covenants based on, and none of the Issuer, any of its Subsidiaries, Parent or the Mission Entities shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reversion Date is referred to as the “Suspension Period.”

(c) On the Reversion Date, all Indebtedness Incurred during the Suspension Period shall be classified to have been Incurred pursuant to Section 4.09(a) or (b) hereof (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to the Indebtedness Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to Section 4.09(a) or (b) hereof, such Indebtedness shall be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 4.09(b)(4)(b) hereof. Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 4.07 hereof shall be made as though Section 4.07 hereof had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period shall reduce the amount available to be made as Restricted Payments under Section 4.07(a) hereof. In addition, any future obligation to grant further Guarantees shall be released. All such further obligation to grant Guarantees shall be reinstated upon the Reversion Date.

ARTICLE 5

SUCCESSORS

Section 5.01	Merger and Consolidation.

(a) The Issuer shall not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all its assets to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Issuer) shall expressly assume, by supplemental indenture, executed and delivered to the Trustee, all the obligations of the Issuer under the Notes and this Indenture and if such Successor Company is not a corporation, a co-obligor of the Notes is a corporation organized or existing under such laws;

(2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction, either (a) the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to Section 4.09(a) hereof or (b) the Leverage Ratio would not be greater than it was immediately prior to giving effect to such transaction; and

(4) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture and an Opinion of Counsel to the effect that such supplemental indenture (if any) has been duly authorized, executed and delivered and is a legal, valid and binding agreement enforceable against the Successor Company provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of Section 5.01(a)(2) and (3) hereof.

(b) For purposes of this Section 5.01, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Issuer, which properties and assets, if held by the Issuer instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Issuer on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

(c) The Successor Company shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under this Indenture but in the case of a lease of all or substantially all its assets, the predecessor company shall not be released from its obligations under such indenture or the Notes.

(d) Notwithstanding the preceding Sections 5.01(a)(2), (3) and (4) hereof (which do not apply to transactions referred to in this sentence), (a) any Restricted Subsidiary of the Issuer may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Issuer and (b) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other Restricted Subsidiary. Notwithstanding the preceding Sections 5.01(a)(2), (3) or (4) hereof (which do not apply to the transactions referred to in this sentence), the Issuer may consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Issuer, reincorporating the Issuer in another jurisdiction, or changing the legal form of the Issuer.

(e) The foregoing provisions (other than the requirements of Section 5.01(a)(2)) shall not apply to the creation of a new Subsidiary as a Restricted Subsidiary of the Issuer.

Section 5.02	Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of any Issuer in accordance with Section 5.01, the successor Person formed by such consolidation or into which the Issuer is merged, or the successor Person to which such sale, assignment, conveyance, transfer, lease or disposition is made, shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under this Indenture, the Notes and the Registration Rights Agreement with the same effect as if such successor had been named as the Issuer herein, in the Notes and the Registration Rights Agreement. When a successor assumes all of the obligations of its predecessor under this Indenture, the Notes and the Registration Rights Agreement, as the case may be, the predecessor shall be discharged from all obligations and covenants under this Indenture, the Notes and the Registration Rights Agreement; provided that the predecessor Issuer shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale, assignment, transfer, conveyance or other disposition of all of the Issuer’s assets that meets the requirements of Section 5.01 hereof.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01	Events of Default.

Each of the following is an “Event of Default”:

(1) default in any payment of interest or Additional Interest, if any, on any Note when due and payable, continued for 30 days;

(2) default in the payment of the principal amount of or premium, if any, on any Note issued under this Indenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3) failure to comply with the Issuer’s agreements or obligations contained in this Indenture for 60 days after written notice by the Trustee on behalf of the Holders or by the Holders of 25% in principal amount of the outstanding Notes;

(4) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Issuer any of its Restricted Subsidiaries) other than Indebtedness owed to the Issuer or a Restricted Subsidiary whether such Indebtedness or Guarantee now exists, or is created after the date hereof, which default:

(A) is caused by a failure to pay principal of such Indebtedness, at its stated final maturity (after giving effect to any applicable grace periods) provided in such Indebtedness (“payment default”); or

(B) results in the acceleration of such Indebtedness prior to its stated final maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(5) the Issuer or any Restricted Subsidiaries pursuant to or within the meaning of Bankruptcy Law:

(A) commences a voluntary case;

(B) consents to the entry of an order for relief against it in an involuntary case;

(C) consents to the appointment of a custodian of it or for all or substantially all of its property;

(D) makes a general assignment for the benefit of its creditors;

(E) admits in writing its inability to pay its debts generally as they become due; or

(F) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1) is for relief against the Issuer or any of its Restricted Subsidiaries in an involuntary case;

(2) appoints a custodian of the Issuer or any of its Restricted Subsidiaries or for all or substantially all of the property of the Issuer or any of its Restricted Subsidiaries; or

(3) orders the liquidation of the Issuer or any of its Restricted Subsidiaries;

and the order or decree remains unstayed and in effect for 60 consecutive days (collectively, the “bankruptcy provisions”);

(6) failure by the Issuer or any Significant Subsidiary (or group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements of the Issuer for a fiscal period end provided as required under Section 4.03 hereof) would constitute a Significant Subsidiary), to pay final judgments aggregating in excess of $25.0 million other than any judgments covered by indemnities provided by, or insurance policies issued by, reputable and creditworthy issuers, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed (the “judgment default provision”); and

(7) any Guarantee of the Notes ceases to be in full force and effect, other than in accordance with the terms of this Indenture or a Guarantor denies or disaffirms its obligations under its Guarantee of the Notes, other than in accordance with the terms thereof or upon release of such Guarantee in accordance with this Indenture.

(b) However, a default under Section 6.01(3) hereof shall not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Issuer of the default and the Issuer does not cure such default within the time specified in Section 6.01(3) hereof after receipt of such notice.

(c) Notwithstanding any other provision of this Indenture, the sole remedy for an Event of Default relating to the failure to comply with the reporting obligations described above under Section 4.03 hereof, and for any failure to comply with the requirements of Section 314(a) of the Trust Indenture Act, shall for the 365 days after the occurrence of such an Event of Default consist exclusively of the right to receive additional interest on the principal amount of the Notes at a rate equal to 0.50% per annum. This additional interest shall be payable in the same manner and subject to the same terms as other interest payable under this Indenture. This additional interest shall accrue on all outstanding Notes from and including the date on which an Event of Default relating to a failure to comply with the reporting obligations described above under Section 4.03 hereof or Section 314(a) of the TIA first occurs to but excluding the 365th day thereafter (or such earlier date on which the Event of Default relating to such reporting obligations is cured or waived). If the Event of Default resulting from such failure to comply with the reporting obligations is continuing on such 365th day, such additional interest shall cease to accrue and the Notes shall be subject to the other remedies provided under Section 6.01 hereof.

Section 6.02	Acceleration.

(a) If an Event of Default (other than an Event of Default described in Section 6.01(v) hereof with respect to the Issuer) occurs and is continuing, the Trustee by notice to the Issuer or the Holders of at least 25% in principal amount of the outstanding Notes by written notice to the Issuer and the Trustee, may, and the Trustee (subject to certain conditions) at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, including Additional Interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest, including Additional Interest, if any, shall be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in Section 6.01(4) hereof has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to Section 6.01(4) hereof shall be remedied or cured, or waived by the holders of the Indebtedness, or the Indebtedness that gave rise to such Event of Default shall have been discharged in full, in each case, within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest, including Additional Interest, if any, on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

(b) If an Event of Default described in Section 6.01(5) hereof with respect to the Issuer occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest, including Additional Interest, if any, on all the Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

(c) The Holders of a majority in principal amount of the outstanding Notes under this Indenture may waive all past or existing Defaults or Events of Default (except with respect to nonpayment of principal, premium or interest, including Additional Interest, if any) and rescind any such acceleration with respect to such Notes and its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Section 6.03	Other Remedies.

(a) If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

(b) The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04	Waiver of Past Defaults.

Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all outstanding Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium and Additional Interest, if any, or interest on, the Notes (including in connection with an offer to purchase). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05	Control by Majority.

The Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines may be prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.

Section 6.06	Limitation on Suits.

(a) If an Event of Default occurs and is continuing, the Trustee shall be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any fee, loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 25% in principal amount of the outstanding Notes have requested in writing the Trustee to pursue the remedy;

(3) such Holders have offered in writing the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the written request and the offer of security or indemnity; and

(5) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a written direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

(b) A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07	Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium and Additional Interest, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08	Collection Suit by Trustee.

If an Event of Default specified in Section 6.01 occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, and Additional Interest, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09	Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings or any other proceedings, the Issuer, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies hereunder of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.10	Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11	Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12	Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes), their creditors or their property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the

Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.13	Application of Money Collected.

(a) Any money collected by the Trustee pursuant to this Article or otherwise on behalf of the Holders or the Trustee pursuant to this Article, or through any proceeding or any arrangement or restructuring in anticipation or in lieu of any proceeding contemplated by this Article, shall be applied, subject to applicable law, in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money on account of principal, premium, if any, or interest, upon presentation of the Notes and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

(1) FIRST: to the payment of all costs and expenses incurred by the Trustee in connection with the collection of proceeds in connection with this Indenture (including all existing claims for indemnification under this Indenture) including all court costs and the reasonable fees and expenses of their agents and legal counsel, the repayment of all advances made by the Trustee on behalf of the Issuer or any Guarantor and any other costs or expenses incurred in connection with the exercise of any right or remedy of the holders of the Notes;

(2) SECOND: to pay the Notes, any accrued and unpaid interest thereon, including Additional Interest and any other amounts due under this Indenture based on the respective amounts of the Notes then outstanding; and

(3) THIRD: to the extent of the balance of such proceeds after application in accordance with clauses (i) and (ii) above of this Section 6.13, to the Issuer or such Guarantor, as applicable, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

(b) The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.13.

Section 6.14	Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01	Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would use in conducting its own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificate or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) Section 7.01(c) hereof does not limit the effect of Section 7.01(b) hereof;

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(4) No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any Holders, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to Section 7.01(a), (b), and (c) hereof.

(e) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02	Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel.

(c) The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(d) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(e) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(f) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by an Officer of the Issuer.

(g) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(h) In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Securities and this Indenture.

(j) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(k) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(l) The Trustee may request that the Issuer deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

Section 7.03	Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.10 and 7.11 hereof.

Section 7.04	Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05	Notice of Defaults.

If a Default or Event of Default occurs and is continuing and the Trustee is informed of such occurrence by the Issuer, the Trustee must give notice of the Default or Event of Default to the Holders of Notes within 60 days after being notified by the Issuer. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06	Reports by Trustee to Holders of the Notes.

(a) Within 60 days after each May 15 beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA § 313(b)(2). The Trustee shall also transmit by mail all reports as required by TIA § 313(c).

(b) A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Issuer and filed with the SEC and each stock exchange on which the Notes are listed in accordance with TIA § 313(d). The Issuer shall promptly notify the Trustee when the Notes are listed or delisted on any stock exchange.

Section 7.07	Compensation and Indemnity.

(a) The Issuer shall pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b) The Issuer shall indemnify the Trustee against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Issuer (including this Section 7.07) and defending itself against any claim (whether asserted by the Issuer or any Holder or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or bad faith. The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of their obligations hereunder. The Issuer shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Issuer shall pay the reasonable fees and expenses of such counsel. The Issuer need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

(c) The obligations of the Issuer under this Section 7.07 shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.

(d) To secure the Issuer’s payment obligations in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

(e) When the Trustee incurs expenses or renders services after an Event of Default specified in Sections 6.0(v) or (vii) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(f) The Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.

(g) As used in this Section 7.07, the term “Trustee” shall also include each of the Paying Agent, Registrar, and Transfer Agent, as applicable.

Section 7.08	Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b) The Trustee may resign with 60 days’ prior written notice and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing with 90 days’ prior written notice. The Issuer may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.10 hereof;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a custodian or public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, at the expense of the Issuer, the Issuer, or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

(g) As used in this Section 7.08, the term “Trustee” shall also include each of the Paying Agent, Registrar, and Transfer Agent, as applicable.

Section 7.09	Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

Section 7.10	Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation or national banking association organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5). The Trustee is subject to TIA § 310(b).

Section 7.11	Preferential Collection of Claims Against the Issuer.

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01	Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may, at the option of their Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, at any time, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02	Legal Defeasance and Discharge.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under such Notes and this Indenture including that of the Guarantors (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 8.04 hereof, and as more fully set forth in such Section, payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (b) the Issuer’s obligations with respect to such Notes under Article 2 and Section 4.02 hereof, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuer’s obligations in connection therewith and (d) this Article 8. Subject to compliance with this Article 8, the Issuer may exercise their option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03	Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under the covenants contained in Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16(a), 4.18, 4.18, 4.20 and 5.01 hereof (except Sections 5.01(a)(1) and (2) hereof, the default provisions in Article 6 hereof that relate to Sections 5.01(a)(1) and (2) hereof, the operation of the cross-default upon a payment default, the cross acceleration provisions, the bankruptcy provisions with respect to the Issuer and Significant Subsidiaries, the judgment default provision and the guarantee provision described in Article 6 hereof) with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuer may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(iii) through (vii) hereof shall not constitute Events of Default.

Section 8.04	Conditions to Legal or Covenant Defeasance.

(a) In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in United States dollars or U.S. Government Obligations, or a combination thereof, in such amounts as shall be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium and Additional Interest, if any, and interest on the outstanding Notes to redemption or maturity, as the case may be;

(2) the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee to the effect that Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and in the case of legal defeasance only, such Opinion of Counsel in the United States must be based on a ruling of the U.S. Internal Revenue Service or change in applicable U.S. federal income tax law since the issuance of the Notes);

(3) the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee to the effect that as of the date of such opinion and subject to customary assumptions and exclusions, following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code, as amended;

(4) the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying, defrauding or preferring any creditors of the Issuer; and

(5) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel (which opinion of counsel may be subject to customary assumptions and exclusions), each stating that that all conditions precedent provided for or relating to legal defeasance or covenant defeasance, as the case may be, have been complied with.

Section 8.05	Deposited Money and U.S. Government Obligations to be Held in Trust; Other Miscellaneous Provisions.

(a) Subject to Section 8.06 hereof, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest and Additional Interest, if any, but such money need not be segregated from other funds except to the extent required by law.

(b) The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Obligations deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

(c) Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or U.S. Government Obligations held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06	Repayment to the Issuer.

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest or Additional Interest, if any, on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest or Additional Interest, if any, has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustees thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Issuer.

Section 8.07	Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or U.S. Government Obligationsin accordance with Section 8.04 or 8.05 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.04 or 8.05 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.04 or 8.05 hereof, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium, if any, or interest or Additional Interest, if any, on any Note following the reinstatement of their obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01	Without Consent of Holders of Notes.

Notwithstanding Section 9.02 hereof, without the consent of any Holder of Notes, the Issuer, the Guarantors and the Trustee may amend or supplement any Note Documents to:

(1) cure any ambiguity, omission, mistake, defect, error or inconsistency, conform any provision to the “Description of the Notes” contained in the offering memorandum relating to the Notes or reduce the minimum denomination of the Notes;

(2) provide for the assumption by a successor Person of the obligations of the Issuer under any Note Document;

(3) provide for uncertificated Notes in addition to or in place of certificated Notes;

(4) add to the covenants or provide for a Guarantee for the benefit of the Holders or surrender any right or power conferred upon the Issuer or any Restricted Subsidiary;

(5) make any change that does not adversely affect the rights of any Holder in any material respect;

(6) make such provisions as necessary (as determined in good faith by the Issuer) for the issuance of Exchange Notes and/or Additional Notes;

(7) to provide for any Restricted Subsidiary to provide a Guarantee in accordance with Section 4.09 hereof to add Guarantees with respect to the Notes, to add security to or for the benefit of the Notes, or to confirm and evidence the release, termination, discharge or retaking of any Guarantee or Lien with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under the indenture;

(8) to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee pursuant to the requirements thereof or to provide for the accession by the Trustee to any Note Document; or

(9) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of the documents described in Section 7.02 and 9.06 hereof, the Trustee shall join with the Issuer and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02	With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Note Documents may be amended, supplemented or otherwise modified with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes) and, except as provided below in this Section 9.02, any default or compliance with any provisions of the Note Documents may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes). However an amendment or waiver may not, with respect to any such Notes held by a non-consenting Holder:

(1) reduce the principal amount of Notes whose Holders must consent to an amendment;

(2) reduce the stated rate of or extend the stated time for payment of interest on any such Note, except as provided in Sections 3.09 and 4.10 hereof;

(3) reduce the principal of or extend the Stated Maturity of any such Note;

(4) reduce the premium payable upon the redemption of any such Note or change the time at which any such Note may be redeemed, in each case as described under Section 3.07 hereof;

(5) make any Note payable in money other than that stated in such Note;

(6) impair the right of any Holder to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Notes;

(7) waive a Default or Event of Default with respect to the nonpayment of principal, premium or interest (except pursuant to a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of such Notes and a waiver of the payment default that resulted from such acceleration); or

(8) make any change in the amendment or waiver provisions which require the Holders’ consent described in this sentence.

Section 2.08 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.

Upon the request of the Issuer accompanied by a resolution of each of their Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 and 9.06 hereof, the Trustee shall join with the Issuer in the execution of such amended or supplemental Indenture unless such amended or supplemental Indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental Indenture.

The consent of the Holders is not necessary under this Indenture to approve the particular form of any proposed amendment of any Note Document. It is sufficient if such consent approves the substance of the proposed amendment. A consent to any amendment or waiver under the indenture by any Holder of Notes given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

After an amendment, supplement or waiver under this Section becomes effective, the Issuer shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver.

Section 9.03	Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

Section 9.04	Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.05	Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06	Trustee to Sign Amendments, etc.

The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Issuer may not sign an amendment or supplemental indenture until the Board of Directors approves it. In executing any amended or supplemental indenture, the Trustee shall be given and (subject to Section 7.01 hereof) shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel each stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 10

GUARANTEES

Section 10.01	Guarantee.

Subject to this this Article 10 each of the Guarantors hereby, jointly and severally, fully, unconditionally and irrevocably guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that: (a) the principal of, interest, premium and Additional Interest, if any, on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a Guarantee of payment and not a Guarantee of collection.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that its Guarantee set forth in this Section 10.01 shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or any Guarantors, any amount paid by the Issuer or any Guarantor to the Trustee or such Holder, the Guarantee set forth in this Section 10.01, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of its Guarantee set forth in this Section 10.01, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of the Guarantees set forth in this Section 10.01. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under such Guarantees.

The Guarantees of each Guarantor set forth in this Section 10.01 shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation or reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or such Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of any Guarantee set forth in this Section 10.01 shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Each payment to be made by a Guarantor in respect of its Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 10.02	Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the Guarantees of each Guarantor shall be limited to the maximum amount as shall, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the Guarantees of such other Guarantor under this Article 10, result in the Guarantee of such Guarantor not constituting a fraudulent transfer or conveyance.

Section 10.03	Execution and Delivery of Guarantees.

To evidence its Guarantee set forth in Section 10.01, each Guarantor hereby agrees this Indenture shall be executed on behalf of such Guarantor by the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Guarantor, as the case may be.

Each Guarantor hereby agrees that its Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates any Notes, the Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

Section 10.04	Subrogation.

Each Guarantor shall be subrogated to all rights of Holders of Notes against the Issuer in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under this Indenture or the Notes shall have been paid in full.

Section 10.05	Benefits Acknowledged.

Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

Section 10.06	Guarantors May Consolidate, etc., on Certain Terms.

Except as otherwise provided in this Section 10.06, no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) any Person, or sell, convey, transfer, lease or dispose of all or substantially all of its assets in one transaction or a series of related transactions, to any Person, whether or not affiliated with such Guarantor, or permit any Person to merge with or into the Guarantor unless: (A) the other Person is the Issuer or any Restricted Subsidiary that is Guarantor or becomes a Guarantor concurrently with the transaction; or (B) (1) either (x) a Guarantor is the continuing Person or (y) the resulting, surviving or transferee

Person expressly assumes all of the obligations of the Guarantor under its Guarantee of the Notes; and (2) immediately after giving effect to the transaction, no Default has occurred and is continuing; or (C) the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Issuer or a Restricted Subsidiary) otherwise permitted by the indenture.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. All of such assumed obligations shall in all respects have the same legal rank and benefit under this Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such obligations had been assumed at the date of the execution hereof.

Except as set forth in Article 4 and 5 hereof, and notwithstanding clauses (a) and (b) above, nothing contained in this Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into an Issuer or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to an Issuer or another Guarantor.

Section 10.07	Releases of Guarantees.

The Guarantee of a Guarantor shall be automatically and unconditionally released upon:

(1) a sale or other disposition (including by way of consolidation or merger) of the Capital Stock of such Guarantor after which such Guarantor is not a Restricted Subsidiary or the sale or disposition of all or substantially all the assets of the Guarantor (other than to the Issuer or a Restricted Subsidiary) otherwise permitted by this Indenture;

(2) the designation in accordance with this Indenture of the Guarantor as an Unrestricted Subsidiary or the occurrence of any event after which the Guarantor is no longer a Restricted Subsidiary;

(3) Legal Defeasance, Covenant Defeasance or satisfaction and discharge of the Notes, as provided in Articles 8 and 11 hereof;

(4) to the extent that such Guarantor is not an Immaterial Subsidiary solely due to the operation of clause (i) of the definition of “Immaterial Subsidiary” herein, upon the release of the guarantee referred to in such clause;

(5) to the extent such Guarantor is also a guarantor or borrower under the Credit Agreements as in effect on the Issue Date and, at the time of release of its Guarantee, (x) has been released from its guarantee of, and all pledges and security, if any, granted in connection with the Credit Agreements (except a release by or as a result of a payment thereon), (y) is not an obligor under any Indebtedness (other than Indebtedness permitted to be incurred pursuant to Section 4.09(b)(4)) and (z) does not guarantee any Indebtedness of the Issuer or any of the other Guarantors; or

(6) upon the achievement of Investment Grade Status by the Notes; provided that such Guarantee shall be reinstated upon the Reversion Date.

Upon delivery by the Issuer to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that the conditions precedent to the release of the Guarantee have been satisfied, the Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Guarantee.

Any Guarantor not released from its obligations under its Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 10.

ARTICLE 11

SATISFACTION AND DISCHARGE

Section 11.01	Satisfaction and Discharge.

This Indenture shall be discharged and cease to be of further effect (except as to surviving rights of conversion or transfer or exchange of the Notes, as expressly provided for in this Indenture) as to all outstanding Notes when (1) either (a) all the Notes previously authenticated and delivered (other than certain lost, stolen or destroyed Notes and certain Notes for which provision for payment was previously made and thereafter the funds have been released to the Issuer) have been delivered to the Trustee for cancellation; or (b) all Notes not previously delivered to the Trustee for cancellation (i) have become due and payable, (ii) shall become due and payable at their Stated Maturity within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer; (2) the Issuer has deposited or caused to be deposited with the Trustee, money or U.S. Government Obligations, or a combination thereof, as applicable, in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not previously delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of deposit (in the case of Notes that have become due and payable), or to the Stated Maturity or redemption date, as the case may be; (3) the Issuer has paid or caused to be paid all other sums payable under this Indenture; and (4) the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each to the effect that all conditions precedent under Article 11 hereof relating to the satisfaction and discharge of this Indenture have been complied with; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (1), (2) and (3) of this Section 11.01).

Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to clause (a)(2) of this Section, the provisions of Section 11.02 and Section 8.06 shall survive such satisfaction and discharge.

Section 11.02	Application of Trust Money.

(a) Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 11.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium and Additional Interest, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

(b) If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 11.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01; provided that if the Issuer has made any payment of principal of, premium and Additional Interest, if any, or interest on any Notes because of the reinstatement of their obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE 12

MISCELLANEOUS

Section 12.01	Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA §318(c), the imposed duties shall control.

Section 12.02	Notices.

(a) Any notice or communication by the Issuer, any Guarantor or the Trustee to the others is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), telex, telecopier or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer or Parent:

Nexstar Broadcasting, Inc.

5215 N. O’Connor Boulevard, Suite 1400

Irving, Texas 75039

Facsimile: (972) 373-8888

Attention: Chief Financial Officer

With a copy to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Facsimile: (212) 446-6460

Attention: Joshua N. Korff, Esq.

If to Mission:

Mission Broadcasting, Inc.

30400 Detroit Road, Suite 304

Westlake, Ohio 44145

Facsimile: (877) 268-6040

Attention: Dennis Thatcher

If to the Trustee:

The Bank of New York Mellon

Corporate Trust Division

101 Barclay Street - 8W

New York, New York 10286

Facsimile: (212) 815-5704

(b) All notices to Holders of Notes shall be validly given if mailed to them at their respective addresses in the register of the Holders of the Notes, if any, maintained by the Registrar. For so long as any Notes are represented by Global Notes, all notices to Holders of the Notes shall be delivered to DTC, delivery of which shall be deemed to satisfy the requirements of this Section 12.02(b), which shall give such notices to the Holders of Book-Entry Interests.

(c) Each such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made; provided that, if notices are mailed, such notice shall be deemed to have been given on the later of such publication and the seventh day after being so mailed. Any notice or communication mailed to a Holder shall be mailed to such Person by first-class mail or other equivalent means and shall be sufficiently given to him if so mailed within the time prescribed. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

Section 12.03	Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuer, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 12.04	Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer to the Trustee to take any action under this Indenture, the Issuer shall furnish to the Trustee:

(a) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 12.05	Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 12.06	Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.07	No Personal Liability of Directors, Officers, Employees, Incorporators and Shareholders.

No director, officer, employee, incorporator or shareholder of the Issuer, the Guarantors or any of its or their respective Subsidiaries or Affiliates, as such, shall have any liability for any obligations of the Issuer or the Guarantors under the Note Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 12.08	Governing Law.

THIS INDENTURE AND THE NOTES AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 12.09	Submission to Jurisdiction; Service of Process; Waiver of Jury Trial.

Each party hereto hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State Court sitting in The City of New York for purposes of all legal proceedings arising out of or relating to this Indenture, the Notes or the transactions contemplated hereby and thereby. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of New York. Without limiting the foregoing, the parties agree that service of process upon such party at the address referred to in Section 12.02, together with written notice of such service to such party, shall be deemed effective service of process upon such party. Each of the parties hereto irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Indenture, the Notes or the transactions contemplated hereby and thereby.

Section 12.10	No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.11	Successors.

All agreements of the Issuer in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.07.

Section 12.12	Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.13	Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of a signature page to this Indenture by facsimile, email or other electronic means shall be effective as delivery of a manually executed counterpart of this Indenture.

Section 12.14	Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 12.15	Qualification of Indenture.

The Issuer and the Guarantors shall qualify this Indenture under the TIA in accordance with and to the extent required by the terms and conditions of the Registration Rights Agreement and shall pay all reasonable costs and expenses (including attorneys’ fees and expenses for the Issuer, the Guarantors and the Trustee) incurred in connection therewith, including, but not limited to, costs and expenses of qualification of this Indenture and the Notes and printing this Indenture and the Notes. The Trustee shall be entitled to receive from the Issuer and the Guarantors any such Officers’ Certificates, Opinions of Counsel or other documentation as it may reasonably request in connection with any such qualification of this Indenture under the TIA.

Section 12.16	Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

[Signatures on following pages]

SIGNATURES

Dated as of November 9, 2012

NEXSTAR BROADCASTING GROUP, INC.

By:	/s/ Perry A. Sook
	Name:	Perry A. Sook
	Title:	President and Chief Executive Officer

[Indenture]

NEXSTAR BROADCASTING, INC.

By:	/s/ Perry A. Sook
	Name:	Perry A. Sook
	Title:	President and Chief Executive Officer

[Indenture]

MISSION BROADCASTING, INC.

By:	/s/ Dennis P. Thatcher
	Name:	Dennis P. Thatcher
	Title:	President

[Indenture]

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Latoya S. Elvin
Name: Latoya S. Elvin
Title: Vice President

[Indenture]